UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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NVIDIA CORPORATION

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NVIDIA CORPORATION
Headquarters	Meeting Location
2701 SAN TOMAS EXPRESSWAY	2800 SCOTT BOULEVARD
SANTA CLARA, CALIFORNIA 95050	SANTA CLARA, CALIFORNIA 95050

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 21, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of NVIDIA Corporation which will take place on Thursday, June 21, 2007 at 10:00 a.m. local time in Building E of our headquarters, which is located at 2800 Scott Boulevard, Santa Clara, California, 95050 for the following purposes:

1.	To elect three directors.

2.	To approve the NVIDIA Corporation 2007 Equity Incentive Plan.

3.	To ratify the selection of our independent registered public accounting firm for our fiscal year ending January 27, 2008.

4.	To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The Board has fixed the close of business on April 23, 2007 as the record date for determining the stockholders having the right to vote at the Annual Meeting or any adjournments or postponements. A list of stockholders entitled to vote at the Annual Meeting will be available at our headquarters, 2701 San Tomas Expressway, Santa Clara, California for 10 days prior to the Annual Meeting. If you would like to view the stockholder list, please call our Stock Administration Department at (408) 486-2000 to schedule an appointment.

Your vote is important. Whether or not you plan to attend the Annual Meeting, PLEASE VOTE YOUR SHARES. If you plan to vote by mail, please do so as promptly as possible in order to ensure that we receive your vote. A postage pre-paid envelope is enclosed for your convenience.

Please see the map on the back of this proxy statement for directions to Building E of our headquarters. We look forward to seeing you at our Annual Meeting.

By order of the Board of Directors

David M. Shannon

Secretary

Santa Clara, California

May 9, 2007

PLEASE CONFIRM YOUR PREFERENCE FOR ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS. You can expedite delivery of your annual meeting materials and avoid costly mailing by confirming in advance your preferred method of delivery. For further information on how to take advantage of this cost-saving service, please see page 5 of the proxy statement.

NVIDIA CORPORATION

2701 SAN TOMAS EXPRESSWAY

SANTA CLARA, CALIFORNIA 95050

PROXY STATEMENT

FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

JUNE 21, 2007

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Where is the annual meeting going to be?

Our 2007 Annual Meeting of Stockholders will take place in Building E of our headquarters at 2800 Scott Boulevard, Santa Clara, California. Please see the map on the back of this proxy statement for directions.

Why am I receiving these materials?

You received this proxy statement and the enclosed proxy card because the Board of Directors of NVIDIA Corporation, or the Board, is soliciting your proxy to vote at the annual meeting. You are invited to attend the annual meeting, however, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy by telephone or over the Internet.

We are distributing this proxy statement and the accompanying proxy card on or about May 9, 2007.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 23, 2007 will be entitled to vote at the annual meeting. On the record date, there were 362,031,436 shares of common stock outstanding and entitled to vote.

What is the difference between a stockholder of record and a beneficial holder?

Stockholder of Record.    You are a stockholder of record if on April 23, 2007 your shares were registered directly in your name with our transfer agent—Mellon Investor Services LLC.

Beneficial Owner.    You are considered to be a beneficial owner if on April 23, 2007 your shares were held through a broker or other nominee and not in your name. Being a beneficial owner means that, like most of our stockholders, your shares are held in street name and your broker sends these proxy materials to you. Since you are a beneficial owner, your broker or other nominee is the stockholder of record of your shares. As a beneficial owner, you have the right to direct your broker on how to vote the shares in your account. However, because you are not the stockholder of record, if you would like to vote your shares in person at the annual meeting you must obtain a legally valid proxy from your broker prior to the annual meeting.

What am I voting on?

There are three matters scheduled for a vote:

•	the election of three directors;

•	the approval of the NVIDIA Corporation 2007 Equity Incentive Plan; and

•	the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 27, 2008.

In addition, you are entitled to vote on any other matters that are properly brought before the annual meeting.

May I vote by proxy card, by telephone or over the Internet?

Stockholder of Record.    If you are a stockholder of record, there are four ways for you to vote your shares.

In Person. You may vote in person by coming to the annual meeting. Even if you plan to attend the annual meeting, we urge you to vote by proxy prior to the annual meeting to ensure your vote is counted.

By Proxy. To vote by proxy, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

By Telephone. To vote by telephone, dial toll-free 1-866-540-5760 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Control Number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Daylight Savings Time on June 20, 2007 to be counted.

Over the Internet. To vote on the Internet, go to www.proxyvoting.com/nvda to complete an electronic proxy card. You will be asked to provide the Control Number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Daylight Savings Time on June 20, 2007 to be counted.

Beneficial Owner.    If you are a beneficial owner, you received a proxy card and Voting Instruction Form with these proxy materials from your broker. You should follow the Voting Instruction Form in order to instruct your broker on how to vote your shares. The broker holding your shares may allow you to deliver your voting instructions by telephone or over the Internet. If your Voting Instruction Form does not include telephone or Internet instructions, please complete and return your Voting Instruction Form promptly by mail. To vote in person at the annual meeting, you must obtain a valid proxy from your broker.

Will the annual meeting be webcast?

An audio webcast of the annual meeting will be available on the Investor Relations page of our website at www.nvidia.com at 10:00 a.m. local time on June 21, 2007. The webcast will allow investors to listen to the annual meeting, but stockholders accessing the annual meeting through the webcast will not be considered present at the annual meeting and will not be able to vote through the webcast or to ask questions. An archived copy of the webcast will be available on our web site through June 30, 2007. Registration to listen to the webcast will be required.

What is a broker non-vote?

Brokers that hold shares of our common stock for a beneficial owner typically have the authority to vote on “routine” proposals when they have not received instructions from the beneficial owner at least 10 days prior to the annual meeting. The election of directors and the ratification of the selection of our independent registered public accounting firm are routine matters. However, unless brokers have received voting instructions from their clients, brokers may not vote their customers’ shares on matters that are considered to be “non-routine” such as the proposal to approve the NVIDIA Corporation 2007 Equity Incentive Plan. The shares that are not voted on non-routine matters are called broker non-votes.

How are votes counted?

Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count “For” votes, “Against” votes, abstentions and broker non-votes. With regard to Proposal 1, the election of three members of our Board, you may withhold your vote for a particular nominee. The number of “withhold” votes will also be counted by the inspector of election. Shares not present at the meeting and shares voting “Abstain” will have no effect on the election of directors.

If you are a stockholder of record and you returned a signed and dated proxy card without marking any voting selections, your shares will be voted “For” proposals number one and three. If any other matter is properly presented at the annual meeting, either Jen-Hsun Huang or Marvin D. Burkett as your proxy will vote your shares using his best judgment.

May I change my vote after submitting my proxy?

Yes. If you are a stockholder of record, you may revoke your proxy at any time before the final vote at the annual meeting in any one of the following four ways:

•	you may submit another properly completed proxy card with a later date;

•	you may send a written notice that you are revoking your proxy to NVIDIA Corporation, 2701 San Tomas Expressway, Santa Clara, California 95050, attention: General Counsel/Secretary;

•	you may attend the annual meeting and vote in person; or

•	you may submit another proxy by telephone or Internet after you have already provided an earlier proxy.

What is the quorum requirement?

We need a quorum of stockholders to hold our annual meeting. A quorum is present when at least a majority of the outstanding shares entitled to vote on April 23, 2007 are represented at the annual meeting either in person or by proxy. On the record date, there were 362,031,436 shares of common stock outstanding and entitled to vote meaning that 181,015,719 shares must be represented in person or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is not a quorum, a majority of the votes present at the annual meeting may adjourn the annual meeting to another date.

How many votes are needed to elect directors?

We have adopted Bylaw provisions providing for a majority vote standard in non-contested elections. As the number of nominees properly nominated for the annual meeting is the same as the number of directors to be elected, the annual meeting is a non-contested election. Pursuant to our Bylaws, if the number of votes “Withheld” with respect to a nominee exceeds the number of votes “For”, then the nominee is required to submit their resignation for consideration by our Board and our Nominating and Corporate Governance Committee.

How many votes are needed to approve the 2007 Equity Incentive Plan?

The affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote is required for approval of the 2007 Equity Incentive Plan. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Brokers may not vote on Proposal 2 without receiving instructions from the beneficial owner of the shares. In the absence of voting instructions from the beneficial owner, such shares will not be counted as voted or represented on those proposals so they will have no effect on the vote.

How many votes are needed to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm?

The affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote is required for the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm. If you “Abstain” from voting, it will have the same effect as an “Against” vote. If you do not vote, it will have no effect.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for our second quarter ended July 29, 2007, which will be filed with the Securities and Exchange Commission, or SEC, by September 7, 2007.

Who is paying for this proxy solicitation?

We will pay the entire cost of soliciting proxies. We have retained The Altman Group, Inc. to assist in the solicitation of proxies for a fee of approximately $14,000 plus associated costs and expenses. Our directors and employees may also solicit proxies in person, by telephone, by mail, by Internet or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. Questions concerning proxy voting or process should be directed to The Altman Group at 1-800-232-0316 (this call is toll-free in the United States).

What does it mean if I receive more than one proxy card?

If you received more than one proxy card, your shares are registered in more than one name or are held in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted. If you would like to modify your instructions so that you receive one proxy card for each account or name, please contact your broker.

How can I sign up to access future stockholder communication electronically?

Stockholders who have email accounts may be able to elect to access our annual reports and proxy materials online through our online delivery service. By using this service, you will improve the speed and efficiency by which you can access these materials and help us reduce the environmental impact and costs of printing and distributing paper copies.

Who should I contact for additional information regarding the online delivery service or electronic voting?

You may visit the Investor Relations section of our website www.nvidia.com, send an electronic mail message to Finance-IR@nvidia.com or contact our Investor Relations Department by mail at 2701 San Tomas Expressway, Santa Clara, CA 95050.

What does it mean if multiple members of my household are stockholders but we only received one set of proxy materials?

In accordance with a prior notice sent to certain brokers, banks, dealers or other agents, we are sending only one annual report and proxy statement to those addresses with multiple stockholders unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” allows us to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single copy of these documents. Householding helps to reduce our printing and postage costs, reduces the amount of mail you receive and helps to preserve the environment.

If you currently receive multiple copies of our proxy statement and annual report at your address and would like to request “householding” of your communications, please contact your broker. Once you have elected “householding” of your communications, “householding” will continue until you are notified otherwise or until you revoke your consent. If any stockholder residing at such an address wishes to receive a separate set of documents, they may telephone our Stock Administration Department at (408) 486-2000 or write to our Stock Administration Department at 2701 San Tomas Expressway, Santa Clara, California 95050.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 10, 2008 to NVIDIA Corporation, 2701 San Tomas Expressway, Santa Clara, CA 95050, Attention: General Counsel/Secretary. If you wish to submit a proposal that is not to be included in next year’s proxy materials, but that may be considered at the 2008 annual meeting, you must do so in writing following the above instructions by January 10, 2008.

ELECTRONIC DELIVERY OF FUTURE COMMUNICATIONS

We are encouraging all of our stockholders, both beneficial owners and stockholders of record, to receive future financial and other communications from us by email. You can elect to receive an email that will provide you with an electronic link to future annual reports and proxy statements rather than receiving paper copies of these documents. Choosing to receive your proxy materials electronically will help us reduce the environmental impact and costs of printing and mailing the paper copies to you. You can choose to receive future proxy materials electronically by visiting www.icsdelivery.com/nvda. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your choice to receive proxy materials electronically will remain in effect until you contact our Investor Relations Department and tell us otherwise. You may visit the Investor Relations section of our website www.nvidia.com, send an electronic mail message to Finance-IR@nvidia.com or contact our Investor Relations Department by mail at 2701 San Tomas Expressway, Santa Clara, CA 95050.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is divided into three classes serving staggered three year terms. At the annual meeting, you and the other stockholders will elect three directors to serve as directors until our 2010 annual meeting of stockholders. Messrs. Gaither, Huang and Seawell are currently directors and were previously elected by our stockholders. Our Nominating and Corporate Governance Committee reviewed the qualifications of each of the nominees for election and unanimously recommended that each nominee be submitted for election to the Board. Our Board approved the recommendation at its meeting on March 1, 2007. If elected at the annual meeting, each of the nominees will serve until the 2010 annual meeting and until a successor is elected and qualified, or until the director resigns or is removed.

The Board expects the nominees will be available for election. If a nominee declines or is unable to act as a director, your proxy may be voted for any substitute nominee proposed by the Board or the size of the Board may be reduced. In accordance with our Bylaws, directors are elected if they receive more “For” votes than “Withheld” votes. Unless you instruct otherwise, your proxy will be voted FOR the election of these nominees.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE TO THE BOARD.

Members of the Board of Directors

The following is information for each of the members of our Board as of the date of this proxy statement.

Name	Position with NVIDIA	Age	Director Since	Expiration of Term
Jen-Hsun Huang	Chief Executive Officer, President and Director	44	April 1993	2007
James C. Gaither	Lead Director	69	December 1998	2007
A. Brooke Seawell	Director	59	December 1997	2007
Steven Chu, Ph.D.	Director	59	July 2004	2008
Harvey C. Jones	Director	54	November 1993	2008
William J. Miller	Director	61	November 1994	2008
Tench Coxe	Director	49	June 1993	2009
Mark L. Perry	Director	51	May 2005	2009

Nominees for Election for a Three-year Term Expiring at Our 2010 Annual Meeting

James C. Gaither is a managing director of Sutter Hill Ventures, a venture capital investment firm. He is a retired partner of the law firm of Cooley Godward Kronish LLP and was a partner of the firm from 1971 until July 2000 and senior counsel to the firm from July 2000 to 2003. Prior to beginning his law practice with the firm in 1969, Mr. Gaither served as a law clerk to The Honorable Earl Warren, Chief Justice of the United States, Special Assistant to the Assistant Attorney General in the United States Department of Justice and Staff Assistant to the President of the United States, Lyndon Johnson. Mr. Gaither is a former president of the Board of Trustees at Stanford University and is vice chairman of the board of directors of The William and Flora Hewlett Foundation and Chairman of the Board of Trustees of The Carnegie Endowment for International Peace. Mr. Gaither holds a B.A. in Economics from Princeton University and a J.D. degree from Stanford University Law School.

Jen-Hsun Huang co-founded NVIDIA in April 1993 and has served as our President and Chief Executive Officer since that time. From 1985 to 1993, Mr. Huang was employed at LSI Logic Corporation, a computer chip manufacturer, where he held a variety of positions, most recently as Director of Coreware, the business unit responsible for LSI’s “system-on-a-chip” strategy. From 1984 to 1985, Mr. Huang was a microprocessor designer for Advanced Micro Devices, Inc., a semiconductor company. Mr. Huang holds a B.S.E.E. degree from Oregon State University and an M.S.E.E. degree from Stanford University.

A. Brooke Seawell has been a Venture Partner with New Enterprise Associates, a venture capital investment firm, since January 2005. From February 2000 to December 2004, Mr. Seawell was a Partner with Technology Crossover Ventures, a venture capital investment firm. From 1997 to 1998, Mr. Seawell was Executive Vice President of NetDynamics, Inc., an application server software company, which was acquired by Sun Microsystems, Inc. From 1991 to 1997, Mr. Seawell was Senior Vice President and Chief Financial Officer of Synopsys, Inc., an electronic design automation software company. Mr. Seawell also serves on the board of directors of Informatica Corporation, a data integration software company, Glu Mobile, Inc., a publisher of mobile games, and several privately held companies. Mr. Seawell holds a B.A. degree in Economics and an M.B.A. degree in Finance from Stanford University.

Directors Continuing in Office until Our 2008 Annual Meeting

Dr. Steven Chu became the Director of the Lawrence Berkeley National Laboratory, a research laboratory of the Department of Energy managed by the University of California, in August 2004. From 1987 to August 2004, Dr. Chu served as a Professor of Physics and Applied Physics at Stanford University. At Stanford, Dr. Chu served as Chair of the Physics Department from 1990 through 1993 and from 1999 through 2001. From 1983 to 1987, Dr. Chu served as the head of the Quantum Electronics Research Department at AT&T Bell Laboratories, the research division of AT&T Corp., a telecommunications company. In 1997, Dr. Chu, with two colleagues at National Institute of Standards and Technology and College de France, were awarded the Nobel Prize in physics for the development of methods to cool and trap atoms with laser light. Dr. Chu serves on the Board of Trustees of the University of Rochester and on the board of directors of The William and Flora Hewlett Foundation. Dr. Chu holds an A.B. degree in Mathematics and a B.S. degree in Physics from the University of Rochester and a Ph.D. in Physics from the University of California at Berkeley.

Harvey C. Jones is the Chairman of the board of directors of Tensilica Inc., a privately-held company he co-founded in 1997. Tensilica designs and licenses application-specific microprocessors for use in high-volume embedded systems. From December 1987 through February 1998, Mr. Jones held various positions at Synopsys, Inc., an electronic design automation software company, where he served as Chief Executive Officer through January 1994 and as Executive Chairman of the board of directors until February 1998. Prior to Synopsys, Mr. Jones served as President and Chief Executive Officer of Daisy Systems Corporation, a computer-aided engineering company that he co-founded in 1981. Mr. Jones currently serves on the board of directors of Wind River Systems, Inc., an embedded software and services provider, and several privately-held companies. Mr. Jones holds a B.S. degree in Mathematics and Computer Sciences from Georgetown University and an M.S. degree in Management from the Massachusetts Institute of Technology.

William J. Miller has served as an independent board member for several companies and has been an occasional consultant to several technology companies since October 1999. From April 1996 through October 1999, Mr. Miller was Chief Executive Officer and Chairman of the board of directors of Avid Technology, Inc., a provider of digital tools for multimedia. Mr. Miller also served as President of Avid Technology from September 1996 through October 1999. From March 1992 to October 1995, Mr. Miller served as Chief Executive Officer of Quantum Corporation, a mass storage company. He was a member of the board of directors of Quantum, and Chairman thereof, from May 1992 and September 1993, respectively, to August 1995. From 1981 to March 1992, he served in various positions at Control Data Corporation, a supplier of computer hardware, software and services, most recently as Executive Vice President and President, Information Services. Mr. Miller serves on the board of directors of Waters Corporation, a scientific instrument manufacturing company, ViewSonic Corporation, a global provider of visual display technology products, Digimarc Corporation, a developer and supplier of secure identification products and digital watermarking technology, Overland Storage, Inc. a supplier of data storage products, and Glu Mobile, Inc., a publisher of mobile games. Mr. Miller holds B.A. and J.D. degrees from the University of Minnesota.

Directors Continuing in Office until Our 2009 Annual Meeting

Tench Coxe is a managing director of the general partner of Sutter Hill Ventures, a venture capital investment firm. Prior to joining Sutter Hill Ventures in 1987, Mr. Coxe was Director of Marketing and MIS at Digital Communication Associates. Mr. Coxe also serves on the board of directors of eLoyalty Corporation, a customer loyalty software firm, and several privately-held companies. Mr. Coxe holds a B.A. degree in Economics from Dartmouth College and an M.B.A. degree from Harvard Business School.

Mark L. Perry currently serves as the President and Chief Executive Officer of Aerovance, Inc., a biopharmaceutical company. Prior to joining Aerovance in February 2007, Mr. Perry served as the senior business advisor for Gilead Sciences, Inc., a biopharmaceutical company. Mr. Perry was an executive officer of Gilead from July 1994 to April 2004, serving in a variety of capacities, including General Counsel, Chief Financial Officer and most recently, Executive Vice President of Operations, responsible for worldwide sales and marketing, legal, manufacturing and facilities. From September 1981 to June 1994, Mr. Perry was with the law firm Cooley Godward Kronish LLP in San Francisco and Palo Alto, California, serving as a partner of the firm from 1987 until 1994. Mr. Perry also serves as a member of the board of directors of Nuvelo, Inc., a biopharmaceutical company, and Aerovance. Mr. Perry holds a B.A. degree in History from the University of California, Berkeley and a J.D. degree from the University of California, Davis.

PROPOSAL 2

APPROVAL OF 2007 EQUITY COMPENSATION PLAN

We are asking our stockholders to approve our 2007 Equity Incentive Plan at the annual meeting. In this Proposal, we call this plan the 2007 Plan. On April 24, 2007, our Compensation Committee approved the 2007 Plan, subject to stockholder approval.

If approved by stockholders, the 2007 Plan will consolidate and replace all of our outstanding equity incentive plans. Specifically, the 2007 Plan will succeed our 1998 Equity Incentive Plan, our 1998 Non-Employee Directors’ Stock Option Plan, our 2000 Nonstatutory Equity Incentive Plan, and the PortalPlayer, Inc. 2004 Stock Incentive Plan. We refer to all our outstanding equity incentive plans together as the Prior Plans.

When our stockholders approve the 2007 Plan, we will be able to issue approximately an additional 27.5 million shares above the number of shares already subject to outstanding equity awards to employees. We currently have approximately 17.6 million shares available for issuance under the Prior Plans. This means we are asking for approval of approximately 9.7 million shares over the number of shares we already have available for grant. After carefully forecasting our anticipated growth rate for the next few years, we believe that the total of 27.5 million shares will be sufficient for at least two years’ worth of option grants under our current compensation program. We anticipate returning to stockholders for additional shares in fiscal 2010.

Why You Should Vote for the 2007 Plan

Stock Options Are an Important Part of Our Compensation Philosophy

The 2007 Plan is critical to our ongoing effort to build stockholder value. As discussed in the Compensation Discussion and Analysis beginning on page 28 of this proxy statement, equity incentive awards are central to our compensation program. Our Compensation Committee and Board believe that our ability to grant stock options to new and existing employees has helped us attract, retain, and motivate the world’s best talent. Since the potential value of stock options is realized only if our share price increases, this form of compensation provides a strong incentive for employees to work to grow the business and build stockholder value, and is most attractive to employees who share the entrepreneurial sprit that has made our Company a success.

We believe our strategy is working. During the last three years, our total turnover rate has averaged about 9%, which is much lower than the annual 17% turnover rate for the semiconductor industry as reported in

Radford Surveys & Consulting Q1 2007 Quarterly Summary of Industry Trends. Also, our equity incentive program is broad-based. Currently, approximately 84% of our outstanding stock options are held by rank-and-file employees and more than half of the options held by employees are fully vested and exercisable. Approximately 55% of the total current options outstanding are fully vested and exercisable, and of these fully vested and exercisable options, 99% are currently “in-the-money” which means that they have exercise prices that are less than the current trading price of our common stock. We regard the decision by employees to hold onto their options instead of exercising and selling as evidence of their belief that they can continue to build stockholder value. The stock incentive programs NVIDIA has in place have worked to build stockholder value by attracting and retaining extraordinarily talented employees. We believe we must continue to offer a competitive equity compensation plan in order to attract and motivate the world-class talent necessary for our continued growth and success.

Stock Options Outstanding at April 6, 2007

Status of Outstanding Options	Held by Employees	Held by Board of Directors and Named Executive Officers	Total
Unvested	29,804,832	3,765,120	33,569,952
Vested & Exercisable	32,904,188	7,871,037	40,775,225
Total	62,709,020	11,636,157	74,345,177

Our 1998 Plan is Expiring

Grants of stock options to our named executive officers and our directors are made from our 1998 Equity Incentive Plan—referred to in this Proposal as the 1998 Plan. In February 2008, the 1998 Plan will expire and we will not be able to issue equity to our named executive officers or our directors unless our stockholders approve a new stock plan. While we could increase cash compensation if we are unable to grant equity incentives, we anticipate that we will have difficultly attracting, retaining, and motivating our named executive officers and our directors if we are unable to make equity grants to them. Stock options are a more effective executive compensation vehicle than cash at a growth-oriented, entrepreneurial company because they deliver high potential value with a smaller impact on current income and cash flow. Therefore, we are asking our stockholders to approve the 2007 Plan.

We Manage Our Option Use Carefully and Dilution Is Trending Down

We manage our long-term stockholder dilution by limiting the number of equity awards granted annually. The Compensation Committee carefully monitors our annual net burn rate, total dilution, and equity expense to ensure that we maximize stockholders’ value by granting only the appropriate number of options necessary to attract, reward, and retain employees. NVIDIA’s commitment to a carefully managed equity incentive program, is demonstrated by several facts:

•	In the past two years, total dilution has declined from 29% to total dilution of 20% of total common shares outstanding as of April 6, 2007.

•	Average net burn rate decreased from approximately 4% in each of fiscal 2005 and 2006 to approximately 3% in fiscal 2007 despite a significant increase in employees.

•

In fiscal years 2006 and 2007, we granted 24.3 million shares (net of cancellations) and repurchased 23.1 million shares under the share repurchase program announced in August 2004. Future repurchases cannot be guaranteed.

Historic Option Use and Fiscal 2008 Year-to-April 6, 2007 Use

	Fiscal 2005	Fiscal 2006	Fiscal 2007	Fiscal 2008 to April 6, 2007 (4)
Revenue	$2.01 billion	$2.38 billion	$3.07 billion	—
GAAP net income	$88.6 million	$301.2 million	$448.8 million	—
Employee growth	15%	30%	49%	—
Total shares outstanding	334,179,090	342,954,912	360,988,504	361,950,370
Shares repurchased	4,168,706	12,804,340	10,337,429	—
Net options awarded (1)	12,890,654	13,712,432	10,622,075	4,146,610
Options outstanding	92,320,314	87,958,480	73,994,662	74,345,177
Shares available for grant	45,023,408	31,310,976	21,780,284	17,633,674
Total dilution (2)	29.1%	25.8%	21.0%	20.3%
Net burn rate (3)	3.9%	4.0%	2.9%	2.25%-2.75%
				(full-year target)

(1)	Net options awarded equals total options granted minus cancellations and forfeitures.

(2)	Total dilution = (options outstanding + shares available for grant)

  (total shares outstanding + options outstanding + shares available for grant)

(3)	Net burn rate equals net options awarded divided by total shares outstanding.

(4)	The numbers in this column do not include the approximately 9.7 million additional shares we are requesting.

In requesting approval of the new 2007 Plan, we are asking stockholders for a two-year pool of shares to provide a predictable amount of equity for attracting, retaining, and motivating employees as we continue to grow. Since approval will result in a small increase in total dilution and this dilution may exceed the standard approval guidelines used by some stockholders, we ask that you consider the following:

•

We are a relatively young company that has grown rapidly. In the early years a significant number of shares were necessary to build the world-class pool of talent that has created substantial stockholder value. Going forward, we believe fewer shares will be necessary to achieve this objective. Also, lower share usage in recent years will cause dilution to trend down.

•

As mentioned earlier, of the approximately 74.3 million shares subject to options outstanding, approximately 40.8 million are vested and exercisable. This tendency of employees to hold in-the-money options that are fully vested is unusual and good for stockholders as it illustrates that employees have confidence in our future stock price appreciation and want to maintain a longer term ownership in the Company.

•

In February 2004, NVIDIA changed the expiration term of its option grants from ten years to six years. However, this change has not yet fully had its effect on reducing dilution. In the next three years, approximately 18.5 million of the approximately 74.3 million shares outstanding, or 25%, either have to be exercised or will expire.

•

NVIDIA issues annual performance grants to employees with a two-year vesting cliff. This practice helps create retention value in each option, but contributes to higher dilution because employees are required to hold the options longer than at most companies. We believe this vesting practice is in the best interest of our stockholders.

The 2007 Plan Combines Compensation and Governance Best Practices

The 2007 Plan will consolidate and replace the Prior Plans. Among other things, the adoption of the 2007 Plan will eliminate the administrative burden of maintaining multiple plans. We included provisions in the 2007 Plan that are designed to protect our stockholders’ interests and to reflect corporate governance best practices including:

•

Continued broad-based eligibility for equity awards.    We grant stock options to substantially all of our employees. By doing so, we link employee interests with stockholder interests throughout the organization and motivate our employees to act as owners of the business.

•

Our 2000 Stock Plan was not approved by stockholders.    Our Board adopted the 2000 Plan at a time when stockholder approval was not required for all stock plans. The 2007 Plan will replace the 2000 Plan as well as the other Prior Plans meaning that we will only issue equity awards from a stockholder-approved plan.

•

Stockholder approval is required for additional shares.    The 2007 Plan does not contain an annual “evergreen” provision. The 2007 Plan authorizes a fixed number of shares, so that stockholder approval is required to issue any additional shares.

•

No discount stock options or stock appreciation rights.    All stock options and stock appreciation rights will have an exercise price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted.

•	Repricing is not allowed. The 2007 Plan prohibits the repricing of stock options and stock appreciation rights without prior stockholder approval.

•

Submission of 2007 Plan amendments to stockholders.    The 2007 Plan requires stockholder approval for material amendments to the 2007 Plan, including materially increasing the benefits accrued to participants under the 2007 Plan; materially increasing the number of securities which may be issued under the 2007 Plan; materially expanding the class of individuals eligible to participate in the 2007 Plan; or materially extending the term of the 2007 Plan.

•

Reasonable share counting provisions.    In general, when awards granted under the 2007 Plan lapse or are canceled, the shares reserved for those awards will be returned to the share reserve and be available for future awards. However, shares of common stock received from the exercise of stock options or withheld for taxes will not be returned to our share reserve.

•

Reasonable limit on full value awards.    The 2007 Plan limits the number of shares of common stock available for outright stock grants or other full value share awards payable in the form of common stock that either require no purchase by the participant or do not meet minimum vesting requirements to 5% of the common stock authorized under the 2007 Plan. In particular, awards shall generally be subject to a restriction period, or holding period, of three years for non-performance-based awards and one year for performance-based awards. Restricted stock awards generally will have a minimum vesting period of three years unless the award is performance based, in which case the vesting generally shall be at least one year.

Summary of the 2007 Plan

A summary of the principal features of the 2007 Plan follows below. The summary is qualified by the full text of the 2007 Plan that is attached as Annex A to this proxy statement.

Types of Awards

The 2007 Plan provides for the following types of awards: incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards, performance cash awards, and other stock-based awards. We refer to these stock awards in this Proposal collectively as the stock awards or awards.

Eligibility

Stock awards may be granted under the 2007 Plan to our employees, directors and consultants. Only our employees may receive incentive stock options. As of April 6, 2007, approximately 4,069 employees and seven non-employee directors were eligible to participate in the 2007 Plan.

Administration

Our Board, or a committee of the Board, will administer the 2007 Plan. A committee may consist of two or more “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act, or of two or more “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1980, as amended, or the Code. For grants of stock awards to employees other than the named executive officers, the 2007 Plan also permits delegation of administration of the 2007 Plan to our chief executive officer, our chief financial officer and our general counsel.

As administrator of the 2007 Plan, the Board has the authority to implement, construe and interpret its provisions. Among other things, the Board has the power to determine award recipients and the terms of awards including the exercise price, the number of shares subject to each award, the exercisability of stock awards and the form of consideration payable at exercise. The Board has the power to approve forms of award agreements, and to adopt procedures and sub-plans to permit employees, directors or consultants who are foreign nationals or employed outside the United States to participate in the 2007 Plan. The Board does not have the authority under the 2007 Plan to reduce the exercise or purchase price of any outstanding stock award or to cancel and re-grant any outstanding stock award if such action would reduce the exercise or purchase price of the award, in either case, unless our stockholders have approved such an action within twelve months prior to such an action.

The Board has delegated administration of the 2007 Plan to the Compensation Committee. The Compensation Committee has further delegated administration of grants to employees and consultants who are not executive officers to our chief executive officer, our chief financial officer and our general counsel, which is currently subject to the final review of a Compensation Committee member.

Stock Subject to the 2007 Plan

Up to 101,845,177 shares of common stock may be issued pursuant to awards granted under the 2007 Plan. The maximum number of shares reserved for issuance consists of (i) all of the shares remaining available for issuance under the Prior Plans (including shares subject to issuance under outstanding stock awards previously granted under the Prior Plans), which amount is approximately 91,978,851 shares as of April 6, 2007, and (ii) a number of shares, to be determined as of the date this 2007 Plan is approved by the stockholders, that when added to the number of shares then remaining available for issuance under the Prior Plans, results in a total share reserve of 101,845,177 shares of common stock.

As of April 6, 2007, options to purchase approximately 74,345,177 shares of common stock were outstanding under the Prior Plans and approximately 17,633,674 shares remained available for future awards under the Prior Plans. Therefore, we are asking for an increase of approximately 9,666,326 new shares to be added to the 2007 Plan.

All shares remaining available for issuance under the Prior Plans on the effective date (that is, the date the stockholders approve the 2007 Plan) will become available for issuance under the 2007 Plan, and any shares issued upon the exercise of awards outstanding under the Prior Plans will reduce the number of shares available for issuance under the 2007 Plan.

If the 2007 Plan is approved, no additional equity awards will be made under the Prior Plans, except that we may grant stock awards subject to the terms of the 1998 Plan covering up to an aggregate of 100,000 shares of common stock to those newly hired employees of NVIDIA and our affiliates who are foreign nationals or are employed outside the United States until the time that the 2007 Plan is qualified in foreign locations.

The shares of common stock subject to stock awards granted under the 2007 Plan (including any awards granted under the Prior Plans) that expire, are forfeited because of a failure to vest, or otherwise terminate without being exercised in full will return to the 2007 Plan and be available for issuance under the 2007 Plan. However, any shares that are withheld to satisfy tax requirements or that are used to pay the exercise or purchase price of a stock award may not be issued under the 2007 Plan.

Terms of Options

A stock option is the right to purchase shares of our common stock at a fixed exercise price for a fixed period of time. Stock option grants may be incentive stock options or nonstatutory stock options; however, no more than 101,845,177 shares of common stock may be issued under the 2007 Plan pursuant to the exercise of incentive stock options (including options granted as incentive stock options under the Prior Plans). Each option is evidenced by a stock option agreement. The Board determines the terms of a stock option including the exercise price, the form of consideration paid on exercise, the vesting schedule, restrictions on transfer and the term. The exercise price of a stock option may not be less than 100% of the fair market value of the stock subject to the option on the date of grant (for an incentive stock option 110% if the optionee is a 10% holder). The term of an option will not be longer than ten years and may be subject to restrictions on transfer. When exercised, the exercise price may be paid in cash, check, pursuant to a broker-assisted cashless exercise, by delivery of other shares of common stock, by a “net exercise” arrangement, or by other means acceptable to the Board.

Options generally terminate ninety days after termination of an optionee’s service or as set forth in the option agreement. As set forth in the 2007 Plan, the optionee will have longer to exercise when termination is due to disability or death. Options will fully vest if an optionee’s service is terminated as a result of his or her death. No option may be exercised beyond the expiration of its term.

Terms of Restricted Stock Awards

Restricted stock awards are awards of shares of our common stock that vest in accordance with terms and conditions established by the Board. Each restricted stock award is evidenced by an award agreement that sets forth the terms and conditions of the award. The Board sets the terms of the restricted stock awards including the size of the restricted stock award, the price to be paid by the recipient, the vesting schedule, and any performance criteria that may be required for the stock to vest. The award may vest based on continued employment and/or the achievement of performance goals. If a participant’s service terminates before the restricted stock is fully vested, all of the unvested shares will be forfeited by the participant unless otherwise provided in the restricted stock award agreement. However, restricted stock awards fully vest if the participant’s service is terminated as a result of his or her death.

Terms of Restricted Stock Unit Awards

A restricted stock unit is a right to receive stock or cash equal to the value of a share of stock at the end of a set period. No stock is issued at the time of grant. Each restricted stock unit award is evidenced by an agreement that sets forth the terms and conditions of the award. The Board sets the terms of the restricted stock unit award, including the size of the restricted stock unit award, the consideration to be paid by the recipient (if any), the vesting schedule and any performance criteria. When a participant’s service terminates, the unvested portion of the restricted stock unit award will be forfeited unless otherwise provided in the restricted stock unit award agreement. However, restricted stock unit awards fully vest if a participant’s service is terminated as a result of his or her death.

Terms of Stock Appreciation Rights

A stock appreciation right, or SAR, is the right to receive the appreciation in the fair market value of our common stock between the date of grant and the exercise date for the number of shares of our common stock that are exercised. Stock appreciation rights may be granted as stand-alone stock awards or in tandem with other stock awards.

When a SAR is exercised, the holder is entitled to an amount equal to the difference between (a) the fair market value of a share of our common stock on the date the SAR was granted and (b) the fair market value of a share of our common stock on the date the SAR is exercised. We may pay the amount of the appreciation in cash or shares of our common stock or a combination of both. Each stock appreciation right is evidenced by an agreement specifying the exercise price, vesting schedule, number of shares granted and the other terms of the SAR. When a participant’s service terminates, the unvested portion of the SAR will be forfeited unless otherwise provided in the award agreement. However, the SAR fully vests if a participant’s service is terminated as a result of his or her death.

Terms of Performance Based Stock Awards

Performance Stock Awards.    A performance stock award may be granted, may vest, or may be exercised upon achievement of pre-determined performance goals. A performance stock award may require the completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by the Board or, as necessary, for compliance with Section 162(m) of the Code, the Committee. In addition, to the extent permitted by applicable law and the award agreement, the Board (or Committee as applicable) may determine that cash may be used in payment of performance stock awards. In all cases, performance stock awards will be deemed to have been earned at the target level of performance, will be fully vested and shares will be issued promptly following termination if a participant’s service is terminated as a result of his or her death.

Performance Cash Awards.    A performance cash award is a cash award that is paid upon the achievement of performance goals during a performance period. A performance cash award may also require the completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be conclusively determined by the Board (or Committee as applicable). The Board (or Committee as applicable) may specify the form of payment of performance cash awards, which may be cash or other property, or may provide for a participant to have the option for his or her performance cash award, or such portion thereof as the Board (or Committee as applicable) may specify, to be paid in whole or in part in cash or other property. In addition, to the extent permitted by applicable law and the applicable award agreement, the Board (or Committee as applicable) may determine that common stock authorized under the 2007 Plan may be used in payment of performance cash awards.

Performance Criteria.    Performance-based stock and cash awards may be made subject to one or more of the following criteria: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) total stockholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net income (after exclusion of extraordinary items as determined in the discretion of the Board); (xii) net operating income; (xiii) net operating income after tax; (xiv) pre- and after-tax income; (xv) pre-tax profit; (xvi) operating cash flow; (xvii) sales or revenue targets; (xviii) orders and revenue; (xix) increases in revenue or product revenue; (xx) expenses and cost reduction goals; (xxi) improvement in or attainment of expense levels; (xxii) improvement in or attainment of working capital levels; (xxiii) economic value added (or an equivalent metric); (xxiv) market share; (xxv) cash flow; (xxvi) cash flow per share; (xxvii) share price performance; (xxviii) debt reduction; (xxix) implementation or completion of projects or processes; (xxx) customer satisfaction; (xxxi) stockholders’ equity; (xxxii) quality measures; and (xxxiii) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.

Terms of Other Stock Awards

The Board may grant other incentive awards that are based in whole or in part by reference to the value of NVIDIA common stock. Subject to the provisions of the 2007 Plan, the Board has the authority to determine the persons to whom and the dates on which such other stock awards will be granted, the number of shares of common stock (or cash equivalents) to be subject to each award, and other terms and conditions of such awards. Such awards may be granted either alone or in addition to other stock awards granted under the 2007 Plan. Any such awards fully vest if a participant’s service is terminated as a result of his or her death.

Changes to Capital Structure

In the event any change is made in the shares subject to the 2007 Plan or any stock award granted under the 2007 Plan, whether through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or otherwise, the Board will adjust: (a) the class(es) and maximum number of securities subject to the 2007 Plan, (b) the class(es) and maximum number of securities that may be issued pursuant to the exercise of incentive stock options, (c) the class(es) and maximum number of securities (or amount of cash consideration) that may be awarded to any person pursuant to performance stock awards and other stock-based awards intended to satisfy the requirements of Section 162(m) of the Code (such as options and stock appreciation rights), and (d) the class(es) and number of securities and price per share of stock subject to outstanding stock awards.

Corporate Transactions; Changes in Control

In the event of a corporate transaction or a change of control, outstanding stock awards under the 2007 Plan may be assumed, continued, or substituted by the surviving corporation. If the surviving corporation does not assume, continue, or substitute such stock awards, then (a) any stock awards that are held by individuals performing services for NVIDIA immediately prior to the effective time of the transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such stock awards will be terminated if not exercised prior to the effective date of the corporate transaction, and (b) all other outstanding stock awards will be terminated if not exercised on or prior to the effective date of the corporate transaction.

Duration, Suspension, Termination, and Amendment

The Board may suspend or terminate the 2007 Plan at any time. The 2007 Plan is scheduled to terminate on April 23, 2017. No awards may be granted under the 2007 Plan while the 2007 Plan is suspended or after it is terminated.

The Board may amend the 2007 Plan at anytime. However, if legal, regulatory or listing requirements require stockholder approval, the amendment will not go into effect until the stockholders have approved the amendment.

Tax Withholding

The Board may require a participant to satisfy any federal, state, local, or foreign tax withholding obligation relating to a stock award by (a) causing the participant to tender a cash payment; (b) withholding shares of common stock from the shares of common stock issued or otherwise issuable to the participant in connection with the award; (c) withholding cash from an award settled in cash or from other amounts payable to the participant; or (d) by other method set forth in the award agreement.

Federal Income Tax Information

The following is a summary of the principal U.S. federal income taxation consequences to participants and NVIDIA with respect to participation in the 2007 Plan. This summary is not exhaustive, and does not discuss state, local or foreign tax laws.

Incentive Stock Options

An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and more than one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (a) the fair market value of the shares at the date of the option exercise or (b) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. Unless limited by Section 162(m) of the Code, we are generally entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

Nonstatutory Stock Options

No taxable income is recognized by an optionee upon the grant of a nonstatutory stock option. Upon exercise, the optionee will recognize ordinary income equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Generally, we will be entitled to an income tax deduction in the tax year in which the optionee recognizes the ordinary income. When the optionee disposes of shares granted as a nonstatutory stock option, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

Restricted Stock Awards and Restricted Stock Units

A participant generally will not have taxable income upon grant, unless the participant was granted restricted stock and elects to be taxed at the time of grant. A participant will recognize taxable ordinary income equal to the fair market value of the shares at the time they vest less the amount paid for the shares (if any). Generally, NVIDIA will be entitled to an income tax deduction in the year in which the ordinary income is recognized by the participant.

Stock Appreciation Rights

No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Generally, NVIDIA will be entitled to an income tax deduction in the year in which the ordinary income is recognized by the participant. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Section 162(m)

Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation paid to a covered employee exceeds $1,000,000. It is possible that compensation attributable to 2007 Plan awards, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any given year. However, certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation if certain steps are taken by the corporation.

In order to preserve, to the greatest extent possible, our tax deductions on stock and cash awards granted under the 2007 Plan, Section 162(m) of the Code requires that our stockholders approve certain limitations on these awards. Therefore, the 2007 Plan provides that no person may be granted stock awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the fair market value of the common stock on the date of grant (such as options and stock appreciation rights) covering more than 2,000,000 shares of common stock during any calendar year. In addition, no person may be granted performance stock awards covering more than 2,000,000 shares of common stock during any calendar year. Finally, no person may be granted performance cash awards with a value exceeding $6,000,000 during any calendar year. Stockholder approval of this Proposal will also constitute approval of the two respective share limitations and the cash award limitation for purposes of Section 162(m) of the Code.

New Plan Benefits

We cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to executive officers, directors and employees under the 2007 Plan. The following table sets forth information about awards granted under the Prior Plans in fiscal year 2007 to the Named Executive Officers, all current executive officers as a group, all non-employee directors as a group, and all non-executive employees and consultants (including all current officers who are not executive officers) as a group (approximately 4,083 people). On April 5, 2007, the last reported sales price of our common stock on The NASDAQ Global Select Market, or NASDAQ, was $30.90.

Prior Plans
Name	Weighted Average Exercise Price ($)	Number of Shares Subject to Awards
Jen-Hsun Huang Chief Executive Officer and President	$28.74	300,000
Marvin D. Burkett Chief Financial Officer	28.74	150,000
David M. Shannon Senior Vice President, General Counsel and Secretary	28.74	100,000
Ajay Puri Vice President of Worldwide Sales	—	—
Executive Group	28.74	550,000
Non-Executive Director Group	22.14	270,000
Non-Executive Officer Employee Group	28.74	550,000

Vote Required

A majority of the shares present, in person or represented by proxy and entitled to vote at the annual meeting must vote “FOR” the 2007 Plan for it to be adopted. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved. The 2007 Plan will not go into effect if our stockholders do not vote FOR approval of the 2007 Plan. Please vote as soon as possible.

THE BOARD RECOMMENDS A VOTE FOR THE 2007 PLAN.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Members of the Board of Directors

Our Corporate Governance Policies require our Board to affirmatively determine that a majority of our directors have no relationship that would interfere with their exercise of independent judgment in carrying out their responsibilities and meets any other qualification requirements required by the SEC and NASDAQ. After considering all relevant facts and circumstances, the Board determined all members of the Board are “independent” as defined by the SEC’s and NASDAQ’s rules and regulations, except for Jen-Hsun Huang, our President and Chief Executive Officer. The Board also determined that all members of our Audit, Compensation and Nominating and Corporate Governance Committees are independent under applicable NASDAQ listing standards.

Audit Committee Financial Experts

The Board determined that Messrs. Seawell and Perry satisfy the criteria adopted by the SEC to serve as an “audit committee financial expert”. Although they are not members of the Audit Committee, the Board also determined that Messrs. Jones and Miller satisfy the SEC’s audit committee financial expert criteria.

Corporate Governance Policies of the Board of Directors

In January 2004, the Board documented our governance practices by adopting Corporate Governance Policies to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Policies set forth the practices the Board will follow with respect to board composition and selection, regular evaluations of the Board and its committees, board meetings and involvement of senior management, chief executive officer performance evaluation, and board committees and compensation. As required under NASDAQ’s listing standards, our independent directors have in the past and will continue to meet regularly in scheduled executive sessions at which only independent directors are present. Our Corporate Governance Policies may be viewed under Corporate Governance in the Investor Relations section of our website at www.nvidia.com.

Although we do not have a formal policy regarding attendance by members of the Board at our annual meetings, our practice is that in addition to Mr. Huang, one independent director will attend each annual meeting on behalf of all independent directors and all members of the Board are encouraged to attend the annual meeting. Messrs. Huang, Gaither and Perry were present at our 2006 annual meeting.

Majority Vote Standard

As a part of our continuing process of enhancing corporate governance procedures and in order to provide our stockholders with a more meaningful role in the outcome of the election of directors, in March 2006, our Board amended our Bylaws to adopt a majority vote standard for non-contested director elections. In a contested election, which is an election in which the number of nominees exceeds the number of directors to be elected, our directors will be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors at that meeting. Our Bylaws now provide that in a non-contested election if the votes cast “For” an incumbent director do not exceed the number of votes “Withheld”, such incumbent director shall promptly tender his resignation to the Board. The Nominating and Corporate Governance Committee will review the circumstances surrounding the “Withheld” vote and promptly make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken. In making its decision, the Board will evaluate the best interests of NVIDIA and our stockholders and will consider all factors and relevant information. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision as well as the rationale behind it within 90 days from the date of certification of the stockholder vote. The director who tenders his resignation will not participate in the Board’s or the Nominating and Corporate Governance Committee’s decisions.

Lead Independent Director

The other members of the Board appointed Mr. Gaither as the lead independent director of the Board. As the Lead Director, Mr. Gaither presides over executive sessions of the Board. Mr. Gaither works with our Chief Executive Officer to establish the agenda for meetings of the Board.

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate with the Board regarding nominations of directors or other matters may do so by sending written communications addressed to David M. Shannon, our Secretary, at our headquarters at 2701 San Tomas Expressway, Santa Clara, California 95050. All stockholder communications we receive that are addressed to the Board will be compiled by our Secretary. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, or Nominating and Corporate Governance Committee, or the Lead Director.

Nomination of Directors

The Nominating and Corporate Governance Committee identifies, reviews and evaluates candidates to serve as directors and recommends candidates for election to the Board. In making its determinations, the Nominating and Corporate Governance Committee strives to select individuals who have the highest personal and professional integrity, have demonstrated exceptional ability and judgment and will be effective in collectively serving the long-term interests of the stockholders. In selecting individuals as nominees, the Nominating and Corporate Governance Committee will also consider any other factor that it deems relevant, including industry experience and diversity.

Nominees for director put forth by our stockholders will be reviewed by the Nominating and Corporate Governance Committee, which will determine whether these nominations should be presented to the Board. The Nominating and Corporate Governance Committee evaluates candidates proposed by stockholders using the same criteria as it uses for other candidates. The Nominating and Corporate Governance Committee will give serious consideration to all such nominations and will make its determination in accordance with its charter and applicable laws. Stockholders seeking to recommend a prospective nominee should follow the instructions under the heading Stockholder Communications with the Board of Directors. Stockholder submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The Nominating and Corporate Governance Committee did not receive any stockholder nominations during fiscal 2007.

Code of Conduct

We have a Worldwide Code of Conduct that applies to all our executive officers, directors and employees. Also, we have a Financial Team Code of Conduct that applies to our executive officers, directors and members of our finance, accounting and treasury departments. Both the Worldwide Code of Conduct and the Financial Team Code of Conduct are available under Corporate Governance in the Investor Relations section of our website at www.nvidia.com. If we make any amendments to the Worldwide Code of Conduct or the Financial Team Code of Conduct or grant any waiver from a provision of either code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Board Meeting Information

The Board met nine times during fiscal 2007 and had a two day Board retreat. We expect each Board member to attend each meeting of the Board and the committees on which he serves. Each Board member attended 75% or more of the aggregate meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, except for Dr. Chu who did not attend 75% of the meetings of the Nominating and Corporate Governance Committee. Although Dr. Chu did attend all of the four regularly scheduled meetings of the Nominating and Corporate Governance Committee during the fiscal year, due to scheduling conflicts, Dr. Chu was unable to attend two special meetings of the Nominating and Corporate Governance Committee. If a Board member does not attend at least 75% of the meetings of the Board or the committees on which he serves, the vesting period of his annual stock option grants will be lengthened as described more fully under the heading Director Compensation.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each of the committees operates under a written charter, which may be viewed under Corporate Governance in the Investor Relations section of our website at www.nvidia.com.

In fiscal 2006, the Board concluded that having our directors rotate and serve on different committees provides a benefit to us and our stockholders. By rotating among committees, all members are fully informed regarding the full scope of Board and Company activities. Effective March 1, 2007, Mr. Coxe became a member of the Audit Committee and Mr. Miller became a member of the Compensation Committee. The Board believes that these rotations represent good corporate governance and intends to make periodic rotations in the future.

Committees and Current Membership	Number of Meetings Held During Fiscal 2007 and Committee Functions
Audit	Meetings: 19

Fiscal 2007 Mark L. Perry* A. Brooke Seawell William J. Miller Fiscal 2008 Mark L. Perry* A. Brooke Seawell Tench Coxe

•      oversees our corporate accounting and financial reporting process;

•      evaluates the performance of and assesses the qualifications of our independent registered public accounting firm;

•      determines and approves the engagement of the independent registered public accounting firm;

•      determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•      reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•      confers with management and our independent registered public accounting firm regarding the effectiveness of internal control over financial reporting;

•      discusses with management and the independent registered public accounting firm the results of the annual audit and the results of our quarterly financial statements;

•      reviews the financial statements to be included in our annual report; and

•      establishes procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Compensation	Meetings: 10

Fiscal 2007 Harvey C. Jones* Tench Coxe James C. Gaither Fiscal 2008 Harvey C. Jones* James C. Gaither William J. Miller

•      reviews and approves our overall compensation strategy and policies;

•      determines the compensation and other terms of employment of our chief executive officer;

•      reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management;

•      administers our stock option and purchase plans and other similar programs; and

•      administers our variable compensation plans including setting targets and approving payouts.

Nominating and Corporate Governance	Meetings: 6

James C. Gaither* Tench Coxe Harvey C. Jones Steven Chu#

•      identifies, reviews and evaluates candidates to serve as directors;

•      recommends candidates for election to our Board;

•      makes recommendations to the Board regarding the committee membership;

•      assesses the performance of the Board; and

•      reviews and assesses our corporate governance principles.

*	Committee Chairperson
#	Dr. Chu will not serve on a committee of the Board during fiscal 2008.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

For fiscal 2007, the Compensation Committee consisted of Messrs. Coxe, Gaither and Jones. No member of the Compensation Committee is an officer or employee of NVIDIA, and none of our executive officers serve as a member of a compensation committee of any entity that has one or more executive officers serving as a member of our Compensation Committee. Each of our directors, except for Dr. Chu and Mr. Perry, has purchased and holds NVIDIA common stock. Dr. Chu and Mr. Perry each have vested stock options to purchase shares of our common stock.

DIRECTOR COMPENSATION

Our directors receive options to purchase shares of our common stock for their services as members of our Board. Directors do not receive cash compensation for their services as members of our Board, but may be reimbursed for expenses incurred in attending Board and committee meetings. Directors who are also employees do not receive any fees or equity compensation for service on the Board. In fiscal 2007, Mr. Huang was our only employee director.

Historically, options to purchase shares of our common stock have been automatically granted to our non-employee directors under our 1998 Non-Employee Directors’ Stock Option Plan as incorporated into our 1998 Equity Incentive Plan, or the 1998 Plan. If our stockholders approve the 2007 Plan, annual stock option grants will be made to our directors from the 2007 Plan.

In March 2007, the Compensation Committee undertook a review of the compensation paid to our Board members in connection with their service on our Board and on the Board’s committees. After deliberation, the Compensation Committee determined that we should continue our approach of providing only stock options to our non-employee directors for their services. The Compensation Committee continues to believe that payment for services in equity best aligns the interests of our directors with those of our stockholders, in that directors recognize compensation only when the value of our stock increases.

Although the 1998 Non-Employee Directors’ Stock Option Plan provided for the automatic grant of options to purchase 150,000 shares for the Initial Board Grant and 50,000 shares for the Annual Board Grant, in fiscal 2007 the Compensation Committee reduced the size of the Board grants to 90,000 shares for the Initial Board Grant and 30,000 shares for the Annual Board Grant based on data provided by our Human Resources Department and the compensation consultant. After completing its review of Board compensation in March 2007, the Compensation Committee reduced the Annual Board Grant to 24,000 shares and the Annual Committee Grant to 8,000 shares.

Compensation for Fiscal 2007

The following table summarizes compensation paid to our non-employee directors for their services on the Board and its committees in fiscal 2007.

DIRECTOR COMPENSATION FOR FISCAL 2007

Name	Option Awards($) (1)(2)(3)(4)	Total ($)
Steven Chu	$420,131	$420,131
Tench Coxe	293,360	293,360
James C. Gaither	293,360	293,360
Harvey C. Jones	293,360	293,360
William J. Miller	293,360	293,360
Mark L. Perry	362,789	362,789
A. Brooke Seawell	293,360	293,360

(1)

Represents the dollar amount recognized for financial statement reporting purposes for fiscal 2007, in accordance with Statement of Financial Accounting Standards No. 123, or SFAS No. 123(R), Share Based Payment, of stock options granted both in and prior to fiscal 2007 pursuant to the 1998 Plan. We use a binomial option pricing model to determine the fair value of stock option grants. Assumptions used in the calculation of these amounts are included in Note 2, “Stock-Based Compensation”, of the Notes to our Consolidated Financial Statements for the fiscal year 2007 included in our Annual Report on Form 10-K filed with the SEC on March 16, 2007. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	On August 1, 2006, each non-employee director received a stock option to purchase 30,000 shares for his service on the Board. The grant date fair value of these awards was $10.20 per share for a total grant date fair value of $306,000 per grant. Except for Dr. Chu, each director also received a stock option to purchase 10,000 shares on August 1, 2006 for his service on either the Compensation or the Audit Committee in fiscal 2007. The grant date fair value of these awards was $9.22 per share for a total grant date fair value of $92,200 per grant. Assumptions used in the calculation of these amounts are included in Note 2, “Stock-Based Compensation”, of the Notes to our Consolidated Financial Statements for the fiscal year 2007 included in our Annual Report on Form 10-K filed with the SEC on March 16, 2007.

(3)	At fiscal year end, each non-employee director held stock options to purchase the following aggregate number of shares of our common stock: Dr. Chu, options to purchase 230,000 shares; Mr. Coxe, options to purchase 620,000 shares; Mr. Gaither, options to purchase 340,000 shares; Mr. Jones, options to purchase 600,000 shares; Mr. Miller, options to purchase 780,000 shares; Mr. Perry, options to purchase 190,000 shares; and Mr. Seawell, options to purchase 1,180,000 shares.

(4)	The amounts recognized for financial statement reporting purposes in fiscal 2007 reflected in the table above include compensation expense from stock options granted both in and prior to fiscal 2007. The following chart provides additional information regarding the amounts we recognized in fiscal 2007.

Name	Expense Related to Stock Options Granted in Fiscal 2007 ($)	Expense Related to Stock Options Granted prior to Fiscal 2007 ($)
Steven Chu	$41,744	$378,387
Tench Coxe	84,149	209,211
James C. Gaither	84,149	209,211
Harvey Jones	84,149	209,211
William J. Miller	84,149	209,211
Mark L. Perry	84,149	278,640
A. Brooke Seawell	84,149	209,211

The following table summarizes the compensation provided to our non-employee directors for fiscal 2007 as well as compensation expected to be provided in fiscal 2008.

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

Type of Compensation	Fiscal 2007	Fiscal 2008	Vesting
Initial Board Option Grant	Option to purchase 90,000 shares of common stock	Option to purchase 90,000 shares of common stock	Vests quarterly over a three year period

Annual Board Option Grant*	Option to purchase 30,000 shares of common stock	Option to purchase 24,000 shares of common stock	Vests quarterly beginning on the second anniversary of the date of grant. Fully vested on the third anniversary of the date of grant**

Annual Committee Option Grant*	Option to purchase 10,000 shares of common stock for serving on the Compensation or Audit Committee. No option will be granted for serving on the Nominating and Corporate Governance Committee	Option to purchase 8,000 shares of common stock for serving on the Compensation or Audit Committee. No option will be granted for serving on the Nominating and Corporate Governance Committee	Vests in full on the one year anniversary of the date of grant**

*	The number of shares subject to stock option grants is adjusted in certain circumstances as described below.

**	Vesting is adjusted in certain circumstances as described below.

The following are the principal terms of the stock options granted to our non-employee directors.

Initial Grants.    Initial stock option grants of 90,000 are made to each non-employee director who is elected or appointed to our Board on the date of election or appointment.

Annual Grants—Board Members.    Historically, annual stock option grants were made on August 1st of each year. Each of Messrs. Coxe, Gaither, Jones, Miller, Perry and Seawell and Dr. Chu received an option to purchase 30,000 shares of our common stock at an exercise price of $22.14 per share on August 1, 2006. If the 2007 Plan is approved, the Annual Board Grant will be granted on the day after the annual meeting.

Annual Grants—Committee Members.    Historically, annual stock option grants were made on August 1st of each year. Each of Messrs. Coxe, Gaither, Jones, Miller, Perry and Seawell received an option to purchase 10,000 shares of our common stock at an exercise price of $22.14 per share on August 1, 2006. If the 2007 Plan is approved, the Annual Committee Grant will be granted on the day after the annual meeting.

Annual Grants—Adjusted Vesting for Not Attending Meetings.    If a non-employee director fails to attend at least 75% of the regularly scheduled meetings of the Board during the year following the grant of an option, vesting of the option will change. Instead of vesting as described above, the Annual Board Grants will vest 30% upon the three-year anniversary of the grant date and 70% during the fourth year, such that the entire option will become fully vested on the four-year anniversary of the date of the grant. If a non-employee director fails to attend at least 75% of the regularly scheduled meetings of the committee on which he sits during the year following the grant of an option, rather than vesting as described above, his Annual Committee Grant will vest annually over four years following the date of grant at the rate of 10% per year for the first three years and 70% during the fourth year. To date, these adjusted vesting provisions have never been triggered.

Annual Grants—Adjusted Vesting for Death or Disability.    If a non-employee director’s service as a director terminates between the date of grant of the Annual Board Grant and the two-year anniversary of the date of grant of the Annual Board Grant due to disability or death, the Annual Board Grant will immediately vest and be exercisable on a quarterly pro rata basis over a one year period beginning on the date of such death or disability. If a non-employee director’s service as a committee member terminates between the date of grant of the Annual Committee Grant and the one-year anniversary of the date of grant of the Annual Committee Grant due to disability or death, then the Annual Committee Grant will immediately vest and be exercisable based on the number of months served on the respective committee prior to the termination of service.

Annual Grants—Pro-rata Adjustment.    If a non-employee director has not been serving on the Board or committee since a prior year’s annual meeting, the number of shares granted will be reduced pro-rata for each full quarter prior to the date of grant during which such person did not serve in such capacity.

Vesting Adjustments.    The change of control provisions in our 1998 Plan, and our 2007 Plan if approved by our stockholders, apply to options to purchase shares of our common stock held by our non-employee directors and may result in the acceleration of the vesting of such shares in certain circumstance. Please see Employee, Severance and Change in Control Agreements.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 6, 2007 as to shares of our common stock beneficially owned by:

•	each director;

•	each of the executive officers named in the Summary Compensation Table;

•	all of our directors and executive officers as a group; and

•	all those known by us to be beneficial owners of more than five percent of our common stock.

Beneficial ownership is determined in accordance with the SEC’s rules and generally includes voting or investment power with respect to securities as well as shares of common stock subject to options exercisable within 60 days of April 6, 2007. Unless otherwise indicated, the address of each of the individuals listed below is c/o NVIDIA Corporation, 2701 San Tomas Expressway, Santa Clara, California 95050.

Name and Address of Beneficial Owner	Shares Owned (1)		Shares Issuable Pursuant to Options Exercisable Within 60 days of April 6, 2007	Total of Shares Beneficially Owned	Percent
Named Executive Officers:
Jen-Hsun Huang	15,676,736	(2)	5,060,996	20,737,732	5.7%
Marvin D. Burkett	108,617		—	108,617	*
Ajay K. Puri	1,579		187,500	189,079	*
David M. Shannon	32,126	(3)	297,541	329,667	*
Directors, not including CEO:
Steven Chu, Ph.D.	—		137,500	137,500	*
Tench Coxe	933,096	(4)	517,500	1,450,596	*
James C. Gaither	106,270		237,500	343,770	*
Harvey C. Jones	1,606,248	(5)	497,500	2,103,748	*
William J. Miller	301,872	(6)	677,500	979,372	*
Mark L. Perry	—		100,000	100,000	*
A. Brooke Seawell	100,000	(7)	1,077,500	1,177,500	*
All directors and executive officers as a group (11 persons)	18,866,544	(8)	8,791,037	27,657,581	7.5%

5% Stockholders
Barclays Global Investors, NA. and Affiliates 45 Fremont Street San Francisco, CA 94105	37,916,878	(9)	—	37,916,878	10.5%
AXA and affiliates	24,551,736	(10)	—	24,551,736	6.8%

*	Represents less than 1 percent of our common stock

(1)	This table is based upon information provided to us by our executive officers and directors and upon information about principal stockholders known to us based on Schedules 13G filed with the SEC. Unless otherwise indicated in the relevant footnote to this table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages of beneficial ownerships are based on 361,950,370 shares of our common stock outstanding as of April 6, 2007, adjusted as required by SEC’s rules.

(2)

Includes 14,371,910 shares of common stock held by Jen-Hsun Huang and Lori Huang, as co-trustees of the Jen-Hsun and Lori Huang Living Trust u/a/d May 1, 1995, or the Huang Trust, and 1,117,326 shares of common stock held by J. and L. Huang Investments, L.P., of which the Huang Trust is the general partner. By virtue of their status as co-trustees of the Huang Trust, each of Jen-Hsun Huang and Lori Huang may be deemed to have shared beneficial ownership of the 14,371,910 shares held by the Huang Trust and 1,117,326 shares held J. and L. Huang Investments, L.P. and to have shared power to vote or to direct the vote or to dispose of or direct the disposition of such securities.

(3)	Includes 30,418 shares of common stock held by the Shannon Revocable Trust, of which Mr. Shannon and his wife are the trustees.

(4)	Includes 114,208 shares of common stock held in a retirement trust over which Mr. Coxe exercises voting and investment power. Mr. Coxe disclaims beneficial ownership in these shares except as to his pecuniary interest in the shares. Also includes 214,566 shares held in the Coxe Revocable Trust, or Trust, of which Mr. Coxe and his wife are co-trustees. Mr. Coxe disclaims beneficial ownership in the shares held by Trust, except to the extent of his pecuniary interest in the Trust.

(5)	Includes 423,736 shares of common stock held in the Jones Living Trust of which Mr. Jones and his wife are the trustees and 47,840 shares owned by ACK Family Partners of which Mr. Jones and his wife are the general partners. As one of the general partners, Mr. Jones is deemed to beneficially own all of the shares owned by ACK Family Partners.

(6)	Represents shares held by the Millbor Family Trust, of which Mr. Miller and his wife are co-trustees.

(7)	Represents shares held by the Seawell Revocable Trust of which Mr. Seawell is a trustee.

(8)	Includes shares described in footnotes one through seven above.

(9)	This information is based on the Schedule 13G/A dated March 12, 2007 and filed with the SEC on March 9, 2007 by Barclays Global Investors, NA. and affiliates reporting their beneficial ownership as of February 28, 2007. The affiliates listed in the Schedule 13G/A include: Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited. According to Schedule 13G/A, the reporting persons have sole voting power with respect to 33,718,456 shares and sole investment power with respect to 37,916,878 shares.

(10)	This information is based on the Schedule 13G dated February 14, 2007 and filed with the SEC on February 13, 2007 by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle (collectively, the “Mutuelles AXA”), AXA and AXA Financial, Inc. (together, the “AXA Affiliates”) reporting their beneficial ownership as of December 31, 2006. The Schedule 13G reports that a majority of the shares reported are held by unaffiliated third-party client accounts managed by Alliance Capital Management L.P. as investment adviser, which is a majority-owned subsidiary of AXA Financial, Inc. The Mutuelles AXA, are located at 26, rue Drouot, 75009 Paris, France; AXA is located at 25, avenue Matignon, 75998 Paris, France; and AXA Financial is located at 1290 Avenue of the Americas, New York, NY 10104. The Mutuelles AXA are the parent holding company of AXA; AXA is the parent holding company of AXA Konsern AG (Germany), AXA Rosenberg Investment Management LLC and AXA Framlington; AXA Financial, Inc. is the parent holding company of AllianceBernstein and AXA Equitable Life Insurance Company, which operate under independent management and make independent voting and investment decisions. According to the Schedule 13G, the reporting persons have sole voting with respect to 15,476,123 shares, shared voting power with respect to 1,210,587 shares, and sole investment power with respect to 24,551,736 shares.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This discussion and analysis should be read along with the tables and text under “Executive Compensation” beginning on page 36 of this proxy statement. Throughout this section, the “Committee” refers to the Compensation Committee of our Board of Directors.

Our Compensation Philosophy

NVIDIA’s success begins with our culture of innovation, teamwork, and entrepreneurship. Our compensation programs are designed to support this culture by allowing us to:

•

Attract and retain the world’s best talent.    We compete for talent against the top companies in our industry, including both start-ups and established businesses. Our reward program must allow us to attract and retain dynamic, innovative people who are motivated by the challenges and opportunities of growing a business.

•

Motivate and reward performance.    We believe that compensation should vary with performance, and that a significant portion of an executive’s pay should be linked to individual and corporate performance.

•

Align employee pay with stockholder objectives.    We believe that our pay program should connect executives’ interests with stockholders’ interests. In particular, we believe that pay should reward executives for growing the value of the company.

•

Manage resources efficiently.    Compensation is a significant expense, which should be managed appropriately to achieve our executive reward and retention goals while also protecting stockholder interests.

•

Executive compensation should be aligned with the compensation of our employees.    We have an egalitarian culture and believe that the compensation structure for our executive officers should be substantially the same as that for all employees.

Our Executive Compensation Program

Our executive compensation program is substantially the same as the compensation program we offer other full-time employees. It consists of four components:

•	Base salary

•	Variable compensation

•	Stock option grants

•	Employee benefits

While the pay programs in which executives participate closely resemble those provided to other employees, executives have a significantly larger percentage of their pay at risk and tied to both individual and corporate performance. NVIDIA’s philosophy is to offer competitive base salaries to its executives, but to provide the majority of rewards through variable pay. Variable cash opportunities are calibrated to be competitive when corporate financial targets are met and individual objectives are achieved. Exceptional rewards may be provided through long-term equity compensation, but only to the degree that the Company’s stock price appreciation is strong.

Base Salaries

NVIDIA provides base salaries sufficient to attract and retain key executives. While we offer competitive base salaries, we believe we can create a stronger link between pay and performance by biasing executive pay toward variable pay programs. Therefore, base salaries have accounted for approximately 20% to 25% of our executives’ total annual compensation. To determine the appropriate base salary for an executive, the Committee considers a number of factors, including the executive’s responsibilities, experience, past performance, and expected future contribution to the company. The Committee also considers the base salaries of executives in similar positions at comparable companies.

Variable Compensation

Our variable compensation program rewards executives for meeting their annual performance objectives and for helping NVIDIA achieve its annual financial goals. The Committee adopted formal variable compensation plans in each of fiscal years 2007 and 2008. Awards from the Variable Compensation Plan for fiscal 2007, which is referred to as the 2007 Variable Compensation Plan, were made in March 2008. Each year, the Committee determines an appropriate variable compensation target for each executive. To establish these targets, the Committee considers the executive’s responsibilities and expected contributions to the Company. The Committee also reviews the variable compensation targets established for executives in similar positions at comparable companies.

The variable compensation an executive actually receives depends on corporate financial results for the year and the executive’s individual performance during the year. An executive’s target award is divided into two components:

•

Corporate performance.    For fiscal years 2007 and 2008, fifty percent of the executive’s variable compensation depends on the Company’s success at achieving an adjusted annual net income goal. If the Company does not meet its adjusted annual net income goal at a threshold level, the executive will receive no payment for this portion of his or her variable compensation. If the threshold level of performance is surpassed, the executive will receive a payment greater than zero. The maximum payment with exceptional performance by NVIDIA is 200% of the target value of this portion of the award.

•

Individual performance.    The balance of the variable compensation award depends on how well the executive performs against his individual objectives. If the executive achieves his pre-defined individual objectives, he may receive a payment for this portion of the award. To provide a way for the Company to recognize a truly exceptional individual contribution, there is no defined maximum payment for this portion of the award. In practice, the CEO makes payout recommendations for executives out of a pool funded at 100% of target payout. This is the same approach used for employees. The Committee has full discretion to determine the appropriate individual performance payout for the CEO.

Adjusted annual net income is defined as the net income reported in our financial statements, excluding the impact of stock-based compensation expense and excluding or including items that the Committee believes to be extraordinary or otherwise appropriate to exclude or include. The adjusted annual net income threshold in the 2007 Variable Compensation Plan exceeded by 81% the adjusted annual net income threshold in the Variable Compensation Plan for fiscal 2006, thus requiring significant growth in our business in order for our executives to receive variable compensation.

The variable compensation plans approved by the Committee provide that the Committee may increase, reduce, or eliminate variable compensation payments or make variable compensation payments even if corporate goals or individual performance objectives are not achieved.

Equity

NVIDIA believes equity-based compensation is critical to its overall pay program for executives. Equity-based compensation provides several significant advantages:

•

It allows us to provide exceptional potential rewards and thereby to attract top talent. Those exceptional rewards are realized, however, only if the Company’s growth is strong as may be evidenced by stock price appreciation and value is created for stockholders.

•

It creates a strong incentive for executives to improve financial results and take the right actions to increase the Company’s value over the long term. Because the ultimate value of the award varies with results, equity-based compensation creates a strong link between pay and performance.

•	It links executives’ interests directly with stockholders’, since rewards depend on stock performance.

Currently, the Committee views stock options in various forms are the best method to motivate our executives. Stock options encourage executives to focus on value creation, since stock options provide rewards only when our stock price increases. The vesting schedules we use delay rewards until the future, thereby keeping incentives “in front” of our executives and helping us retain key talent.

Managing the Use of Equity

While equity compensation is an important part of our overall compensation policy, we carefully monitor the number of stock options granted to employees. We strive to limit both the expense of equity grants and the potential dilution of stockholder ownership that can occur when large grants of stock are given to employees. We accomplish this objective by:

•

budgeting the number of stock options available for employee grants. In determining the size of this pool, we consider factors such as the growth in the number of employees eligible for grants, competitive compensation practices, expected average grant sizes based on expected performance, the accounting expense of granting options, and potential dilution; and

•

being sensitive to our annual dilution rate. We define the annual dilution rate as the net number of new options granted during a fiscal year as a percentage of the outstanding common stock at year-end. For fiscal 2007, the Committee established an annual dilution budget of 3.0% to 3.5% for all employee and new hire grants other than those related to merger and acquisition activity. Our actual dilution rate for fiscal 2007 was 2.9%. This included grants to new hires and employees joining from acquisition activity. In fiscal 2007 there was a 49% increase in total employees from 2,737 to 4,083. For fiscal 2008, the Committee has established a dilution budget of 2.25% to 2.75%, even though we anticipate continued growth and increased number of employees. We will not exceed the approved dilution budget without explicit approval from the Committee. The fiscal 2008 dilution budget does not account for any grants that may result from mergers and acquisitions. We expect the dilution rate to vary in future periods as our business and competitive environment changes and in response to any accounting or regulatory developments.

Determining the Size of Individual Stock Option Grants

To determine the appropriate size of an executive’s stock option grant, the Committee considers several factors, including the executive’s past performance and expected future contribution, the retention value of the executive’s prior unvested option grants, the Company’s growth and performance outlook, and the option grants provided to executives in similar positions at comparable companies.

Historically, executives received a single stock option grant during the first quarter of each year. In fiscal 2008, the Committee determined the target size of the executive’s stock option grant at the beginning of each fiscal year. In fiscal 2008 unlike in prior years, the award is divided in half. The first half was granted at a pre-determined date in the first quarter of the fiscal year. The second half will be granted at a pre-determined date in the third quarter of the fiscal year, assuming the executive remains with the Company and continues to meet performance expectations. The grant dates will be the same dates on which all other annual employee stock option grants are made. This alignment ensures that executives are treated consistently with other employees. NVIDIA does not grant re-load options, make loans to executives to exercise their stock options, grant stock options at a discount, or allow grants to be made to executives when our stock trading window is closed for other employees.

Exercise Price

The exercise price of all stock option grants is currently the closing price of a common share of NVIDIA stock on NASDAQ on the trading day preceding the date of grant. If our stockholders approve our 2007 Plan, the exercise price will change to the closing price of a common share of NVIDIA stock on NASDAQ on the actual date of the grant.

Vesting

Stock options cannot be exercised until they vest. The vesting requirements for our options are designed to increase their value in retaining employees. NVIDIA’s vesting approach is also designed to ensure that no new options vest until all prior options (except possibly those received as part of a new hire grant) have vested. At NVIDIA, options vest as follows:

•	For new hire grants. Options vest quarterly over a three-year period. One-twelfth of the grant vests each quarter, until the full grant is vested at the end of three years.

•

For most executives’ grants.    In past years, option grants began to vest two years after the grant date and were fully vested three years after the grant date. In fiscal 2008, executives’ option awards for the year are divided in half and granted on two different dates six months apart, each grant will begin to vest two years after its grant date and be fully vested two and a half years after its grant date. The vesting approach combined with the divided grant will still result in the executive’s total option grants for a year vesting on four dates between the second and third anniversaries of the first grant date.

•	For the CEO. In fiscal 2008, the CEO’s options will be treated like the grants of other executives except that the vesting period will begin four years after the grant date instead of two years.

Stock Ownership Guidelines

In March 2007, the Compensation Committee approved the amended and restated Corporate Governance Policies of the Board of Directors, which include stock ownership guidelines. The Board is expected to review the amended and restated Corporate Governance Policies of the Board of Directors at its next regularly scheduled meeting. According to those policies, each director and executive is required to hold at least 10,000 shares of our common stock during the period in which he or she serves as a director or executive of the Company, unless our Nominating and Corporate Governance Committee waives the requirement. Those shares may include vested but unexercised stock options. Non-employee directors and executives will have 18 months from the date that they become directors or executives to reach the ownership threshold. Each of our directors and executives currently meets the stock ownership requirement. The stock ownership guidelines are intended to further align director and executive interests with stockholder interests.

Other Benefits

We do not have any special benefit programs for our executive officers. Like all of our full-time employees, our executives are eligible to participate in our 1998 Employee Stock Purchase Program, our 401(k) plan, and other health and welfare insurance programs. We believe we offer a competitive package of health and welfare programs. To ensure our total compensation package remains competitive with other companies, we compare our health and welfare benefits with the packages offered by other companies.

Severance and Change of Control Provisions

We do not have severance or change of control agreements with any of our executives. However, our 1998 Equity Incentive Plan and our proposed 2007 Plan provide that if we sell substantially all of our assets, or we are involved in any merger or any consolidation in which we are not the surviving corporation, or if there is any other change in control, all outstanding awards under these plans, including those issued to our executives, will become fully vested and exercisable if the awards are not assumed, or equivalent awards are not substituted, by the successor entity. Our policy is consistent with the acceleration of vesting policies at the majority of our peer companies.

Determining Executive Pay

At the end of each fiscal year, NVIDIA’s Human Resources department works with our CEO and Committee to review our overall compensation program. The review involves analyzing market pay practices, assessing NVIDIA’s existing pay programs, forecasting our Company’s growth, and modeling total compensation costs and stock dilution. As a result of this review, the compensation program for the upcoming fiscal year is agreed upon and overall budgets are set.

At the same time as setting the compensation program for the upcoming year, the process of evaluating individual performance and making variable pay decisions for the prior fiscal year is also occurring. At the beginning of the fiscal year, the CEO reviews the pay and performance of each executive other than himself and makes pay recommendations to the Committee for each of those executives. Through several regularly scheduled meetings, the Committee reviews those recommendations, taking into account:

•	The CEO’s assessment of results achieved, leadership demonstrated, and challenges faced during the previous year for each executive other than himself;

•	Each executive’s pay history and unvested options;

•	The difficulty of the executive’s role; and

•	Benchmarks of executive pay at comparable companies.

As necessary, the Committee discusses changes to the CEO’s recommendations with the CEO and then approves compensation actions for each executive.

The Committee makes compensation decisions for the CEO separately without the CEO’s participation. The Committee evaluates the CEO’s performance taking into account the CEO’s self-review and the Committee’s own judgment of results achieved. Input on our CEO’s performance is solicited from the other members of the Board. The Committee also considers data on CEO compensation at comparable companies.

For fiscal years 2007 and 2008, the Committee retained an executive compensation consultant, Hewitt Associates LLC, to assist with the pay-determination process for all executives including the CEO. At the end of this process, the Committee’s decisions included the following compensation actions for each executive including the CEO:

•	A variable compensation award based on corporate and individual performance for the preceding fiscal year;

•	A target variable compensation opportunity for the new fiscal year;

•	Any changes to base salary; and

•	The amount of any stock option grants for the fiscal year.

When considering the variable compensation plan for the new fiscal year, the Committee approves the corporate performance objectives based on our Board-approved operating plan with input from our CEO. Individual performance objectives for our variable compensation plan are determined based on discussions between the executive and the CEO. The CEO and the Committee work together to set individual performance objectives for the CEO.

At the end of the process, the Committee reviews its decisions for the CEO and other executive officers with the full Board in executive session.

Tally Sheet Approach

When making decisions about an executive’s compensation, the Committee takes a holistic view and uses a tally sheet that includes:

•	The executive’s current and past base salaries;

•	The executive’s variable compensation payouts for the previous fiscal year;

•	The value and amount of the executive’s outstanding stock options; and

•	Data about the rewards offered to executives in similar positions at comparable companies.

The tally sheets help the Committee balance the executive’s short- and long-term compensation and keep total compensation packages competitive with those offered by our peer companies. The Committee is committed to reviewing tally sheets at least once each year.

Executive Compensation Consulting

In fiscal years 2007 and 2008, the Committee retained Hewitt Associates LLC, to assist the Committee in carrying out its responsibilities. With respect to executive compensation matters, Hewitt reports directly to the Committee. Among other things, Hewitt works with the Committee to gather and analyze third-party data about the compensation practices of our peer companies against which we compete for talent. Hewitt also aided management in the analysis and preparation of the 2007 Plan and other compensation related activities.

Compensation Benchmarking

We believe our primary goal in setting pay must be to ensure we can attract, motivate, and retain the innovative talent we need for our business to succeed. Because of this, the primary factors we consider when setting pay are the amount and types of compensation that will best allow us to secure key talent and motivate the performance and entrepreneurial behavior we require. While we focus primarily on these strategic goals of our compensation system, we are also mindful of the competitive market. Because we compete for talent against a broad range of companies, including start-ups and large, well-established businesses, we look at different groups of companies to evaluate the market including:

•

A broad group of peer companies against whom we compete for talent and that we use to determine general employee pay. To identify peer companies, we consider industry, geographic location, revenue levels, market capitalization, and financial performance. This set of peer companies includes both large and small leading technology companies. For fiscal 2007, this group included 49 companies.

•	A subset of the peer companies that had revenues of less than $5 billion in the preceding year. For fiscal 2007, the subset included:

Acxion Corporation

Adobe Systems Incorporated

Agere Systems Inc.

Altera Corporation

Analog Devices, Inc.

ATI Technologies Inc.

Autodesk, Inc.

BEA Systems, Inc.

Broadcom Corporation

Cadence Design Systems, Inc.

eBay Inc.

Electronic Arts Inc.

Ericsson LM Telephone Co.

Infineon Technologies AG

International Game Technology

Intuit Inc.

Juniper Networks, Inc.

KLA-Tencor Corporation

Kyocera Wireless Corp.

LSI Corporation

Lucasfilm Ltd.

Marvell Technology Group Ltd.

Micron Technology, Inc.

National Semiconductor Corporation

Network Appliance Inc.

On Semiconductor Corporation

Qualcomm Incorporated

Samsung Telecom America

Sandisk Corporation

Siebel Systems, Inc.

Sony Computer Entertainment America Inc.

Synopsys, Inc.

Xilinx, Inc.

Yahoo! Inc.

•	A subset of the peer group made up of only the semiconductor companies that made less than $5 billion in revenue in the preceding year, which included 11 companies in fiscal 2007.

•	The entire group of companies included in the Radford Executive Survey.

•	The semiconductor group in Radford’s Executive Survey.

Compensation data for these groups is gathered from the Radford Executive Survey and proxy statements. The data for all five groups is used by the Committee to assess the market and help determine appropriate levels of pay for our executives. The Committee evaluated all of the data at the same time when making its compensation decisions.

Executive Pay Decisions for Fiscal 2007 and Fiscal 2008

Base Salary

For fiscal 2007, the Committee determined that the base salaries of Messrs. Huang, Shannon, and Puri were sufficient to achieve our retention goals given salaries paid to similarly situated executives at our peer companies so they remain unchanged. The Committee increased Mr. Burkett’s base salary in light of his continued outstanding performance and a determination that his base salary fell below the market average for our peer companies.

For fiscal 2008, the Committee determined that the base salaries of Messrs. Burkett, Shannon, and Puri were sufficient to achieve our objectives and left them unchanged. The Committee increased Mr. Huang’s base salary by $100,000 to $600,000 after determining that his base salary fell well below current CEO base compensation levels at our peer companies and because of his continued high level of performance.

Variable Compensation

For fiscal 2007, NVIDIA reported 29% revenue growth and a 49% increase in net income as computed in accordance with U.S. generally accepted accounting principles. This performance resulted in 135% achievement on the corporate performance component of the variable compensation program paid to all eligible employees.

Our CEO and each executive officer thus received corporate performance payments under the 2007 Variable Compensation Plan of 135% of their targeted amounts. The amounts paid to executives for the individual component of variable compensation ranged from 85% to 135% of target, based on the individual performance results achieved by each executive.

For fiscal 2008, the Committee increased the target levels of variable compensation for Messrs. Huang, Shannon, and Puri. These increases were intended to bring their total cash compensation opportunity to the current level of executives in similar roles at our peer companies.

Equity

In fiscal 2007, the Committee granted new stock option awards to each of our executives other than Mr. Puri, who was not eligible because of his recent hire date. The size of the awards reflect past individual and company performance, expected future contribution, the retention value of unvested stock options held by executives, and the estimated value of the awards compared with equity awards offered to executives in similar positions by our peer companies. In general, the vesting schedule of these new grants is such that these new options will begin vesting after currently held options are fully vested.

In March 2007, the Committee determined the number of shares to be granted to each executive in fiscal 2008.

Tax and Accounting Implications

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that the Company may deduct from its taxes in a year with respect to our executive officers. Section 162(m) limits the types of compensation that are deductible resulting in some performance-based compensation that does not qualify as tax deductible. While the Committee is mindful of the benefit to our company performance of full deductibility of compensation, we believe the Committee must not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, the Committee has not adopted a policy that requires that all compensation be deductible. The Committee intends to continue to compensate our executive officers in a manner consistent with the best interests of the Company and its stockholders.

We adopted SFAS No. 123(R) on January 30, 2006. SFAS No. 123(R) establishes accounting for stock-based awards exchanged for employee services. Accordingly, stock-based compensation cost is measured at grant date, based on the fair value of the awards, and is recognized as an expense over the requisite employee service period. We use a binomial option pricing model to estimate the fair value of each award.

SUMMARY COMPENSATION TABLE

The following table summarizes information regarding the compensation earned by our chief executive officer, our chief financial officer and our other two executive officers in our fiscal 2007. We refer to these individuals as our named executive officers. All compensation earned by our named executive officers in fiscal 2007 is included in the below table.

Summary Compensation Table for Fiscal 2007

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Jen-Hsun Huang Chief Executive Officer and President	2007	$500,000	—		$2,507,627	$1,624,375	—		$4,632,002

Marvin D. Burkett Chief Financial Officer	2007	425,000	—		1,323,613	573,538	—		2,322,151

David M. Shannon Senior Vice President, General Counsel and Secretary	2007	300,000	—		874,397	312,375	—		1,486,772

Ajay K. Puri Vice President of Worldwide Sales	2007	300,000	$75,000	(4)	1,045,467	329,850	$6,372	(5)	1,756,689

(1)	The amounts shown in this column reflect the dollar amount recognized for financial statement reporting purposes for fiscal 2007, in accordance with SFAS No. 123(R). Assumptions used in the calculation of these amounts are included in Note 2, “Stock-Based Compensation”, of the Notes to our Audited Consolidated Financial Statements for fiscal 2007 included in our Annual Report on Form 10-K filed with the SEC on March 16, 2007. As required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	The amounts recognized for financial statement reporting purposes include compensation expense from awards granted both in and prior to fiscal 2007. The following chart provides additional information regarding the amounts we recognized in fiscal 2007.

Name	Expense Related to Stock Options Granted in Fiscal 2007 ($)	Expense Related to Stock Options Granted Prior to Fiscal 2007 ($)
Jen-Hsun Huang	$461,034	$2,046,593
Marvin D. Burkett	416,542	907,071
David M. Shannon	277,694	596,703
Ajay K. Puri	—	1,045,467

(3)	Reflects amount earned in fiscal 2007 and paid in March 2007 pursuant to our 2007 Variable Compensation Plan, which is discussed in greater detail in our Compensation Discussion and Analysis beginning on page 28 of this proxy statement.

(4)	Represents the aggregate amount of a signing bonus paid to Mr. Puri in fiscal 2007. The signing bonus was payable to Mr. Puri in quarterly installments of $25,000. Mr. Puri received the first installment of the signing bonus when he joined us during fiscal 2006.

(5)	Represents a payment of $6,372 to Mr. Puri because he did not participate in our medical benefit programs in fiscal 2007. Every employee who opts not to participate in our medical benefits programs receives similar payments.

GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding all incentive plan awards that were made to or earned by our named executive officers during our fiscal 2007. Disclosure on a separate line item is provided for each grant of an award made to a named executive officer. The information in this table supplements the dollar value of option and other awards set forth in the Summary Compensation table by providing additional details about the awards.

The option grants to purchase shares of our common stock set forth in the following table are made under our 1998 Plan. The exercise price of each option is equal to the closing price of our common stock as reported by NASDAQ for the last market-trading day prior to the date of grant as provided by our 1998 Plan. The exercise price may be paid in cash, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. All stock option grants are subject to service based vesting.

During fiscal 2007, none of our named executive officers were awarded or held any performance-based equity incentive awards.

Grants of Plan-Based Awards in Fiscal 2007

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)		Closing Market Price of Common Stock on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)
Jen-Hsun Huang	3/31/06	—	—	—	300,000	(2)	$28.74	(3)	$28.63	$3,873,000
	—	0	$1,250,000	—	—		—		—	—
	1/31/00	—	—	—	2,728,496	(4)	4.672	(4)	4.63	—
	5/1/03	—	—	—	400,000	(4)	7.95	(4)	8.15	—

Marvin D. Burkett	3/31/06	—	—	—	150,000	(2)	28.74	(3)	28.63	1,818,000	(5)
		0	425,000	—	—		—		—	—

David M. Shannon	3/31/06	—	—	—	100,000	(2)	28.74	(3)	28.63	1,212,000	(5)
	—	0	250,000	—	—		—		—	—

Ajay K. Puri	—	0	300,000	—	—		—		—	—

(1)	Represents possible awards under the 2007 Variable Compensation Plan based on Company and individual performance in fiscal 2007. Actual amounts paid in March 2007 pursuant to our 2007 Variable Compensation Plan are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” on the preceding page. Non-equity incentive awards are made pursuant to our 2007 Variable Compensation Plan, which is discussed in our Compensation Discussion and Analysis beginning on page 28 of this proxy statement.

(2)	Represents stock options granted to our executives during fiscal 2007. The Compensation Committee approved these grants on March 7, 2006 for grant on March 31, 2006, the same day that annual grants were made to all of our other eligible employees.

(3)	Represents the closing price of our common stock as reported by NASDAQ on March 30, 2006.

(4)

In connection with our voluntary review of historic stock option grant practices in fiscal 2007, on November 27, 2006, the Board determined that it should increase the exercise price of the unvested portion of two options granted to Mr. Huang. It was determined that when the grant was made to Mr. Huang on

January 31, 2000 an incorrect exercise price was used. The Board increased the exercise price to the correct fair market value on the date of grant. The exercise price for the grant made to Mr. Huang on May 1, 2003 was increased to the closing price of our common stock on NASDAQ for the last trading day immediately prior to the respective new measurement date that was determined for financial accounting and reporting purposes. The exercise price set forth in the table above reflects the closing price of our common stock on NASDAQ on the last trading day before the new measurement date and the closing market price set forth in the table above reflects the closing price of our common stock on NASDAQ on the new measurement date. As these changes provided no additional consideration to Mr. Huang, we did not recognize any expense associated with these modifications in accordance with SFAS No. 123(R). For further information on our voluntary review of our historic stock option grants, see Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for fiscal 2007 filed with the SEC on March 16, 2007.

(5)	The grant date fair value was determined under SFAS No. 123(R) for financial reporting purposes. For a discussion of the determination of fair value of stock options under SFAS No. 123(R), see Note 2, to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal 2007 filed with the SEC on March 16, 2007. The grant to Mr. Huang has a grant date fair value of $12.91 and the grants to each of Messrs. Burkett and Shannon have a grant date fair value of $12.12 per share. For a discussion of the grant date fair value of the two awards granted to Mr. Huang prior to fiscal 2007, see Footnote 4.

OUTSTANDING EQUITY AWARDS

The following table presents information regarding our named executive officers’ outstanding equity awards as of January 28, 2007. Option grants made before February 2004 generally had a ten year term and option grants made after February 2004 generally have a six-year term. As of January 28, 2007, none of our named executive officers held unearned equity incentive awards or stock awards.

Outstanding Equity Awards at Fiscal 2007 Year–End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date
Jen-Hsun Huang	1,110,000	—		$0.91	2/2/08
	2,728,496	—		4.67	1/31/10
	1,000,000	—		17.92	7/25/11
	300,000	200,000	(2)	18.59	5/14/12
	—	400,000	(3)	7.95	5/14/10
	—	400,000	(4)	13.12	5/12/11
	—	400,000	(5)	12.71	5/16/12
	—	100,000	(6)	15.00	5/16/12
	—	300,000	(7)	28.74	3/30/13

Marvin D. Burkett	140,616	—		4.74	9/3/12
	30,000	150,000	(8)	13.12	4/12/10
	—	200,000	(9)	12.71	5/16/11
	—	150,000	(10)	28.74	3/30/12

David M. Shannon	268,361	—		5.54	7/31/12
	12,380	107,620	(8)	13.12	4/12/10
	—	140,000	(9)	12.71	5/16/11
	—	100,000	(10)	28.74	3/30/12

Ajay K. Puri	150,000	300,000	(11)	18.08	12/21/11

(1)	Represents the closing market price of our common stock on NASDAQ on the last trading day prior to the date of grant which is the exercise price of stock options grants made pursuant to our 1998 Plan.

(2)	The option vests as to 100,000 shares on February 15, 2007 and as to the remaining 100,000 shares on May 15, 2007.

(3)	The option vests in equal quarterly installments over a one year period beginning on May 15, 2007 such that the option is fully vested on May 15, 2008.

(4)	The option vests in equal quarterly installments over a one year period beginning on May 15, 2008 such that the option is fully vested on May 15, 2009. Beginning in fiscal 2004, stock option grants made to Mr. Huang have a seven-year term since the first portion of the stock option does not vest until at least four years and three months after the date of grant.

(5)	The option vests in equal quarterly installments over a one year period beginning on May 15, 2009 such that the option is fully vested on May 15, 2010. This option has a seven year term.

(6)	The option vests in equal quarterly installments over a one year period beginning on May 15, 2009 such that the option is fully vested on May 15, 2010. This option was granted with a strike price of $15.00 per share which was a premium over the closing price of our common stock on NASDAQ on the last trading day prior to the date of grant, which was $12.71 per share. This option has a seven year term.

(7)	The option vests in equal quarterly installments over a one year period beginning on May 15, 2010 such that the option is fully vested on May 15, 2011. The option has a seven year term.

(8)	The option vests as to one sixth of the shares subject to the grant on January 13, 2007 with the remainder of the option vesting in equal quarterly installments such that the option is fully vested on April 13, 2008.

(9)	The option vests as to one quarter of the shares subject to the grant on August 17, 2007 with the remainder of the option vesting in equal quarterly installments such that the option is fully vested on the May 17, 2008.

(10)	The option vests as to one quarter of the shares subject to the grant on June 30, 2008 with the remainder of the option vesting in equal quarterly installments such that the option is fully vested on the March 31, 2009.

(11)	The option vests in equal quarterly installments over a three year period such that the option is fully vested on December 22, 2008.

OPTION EXERCISES

The following table shows information regarding option exercises by our named executive officers during fiscal 2007. None of our named executive officers had stock awards outstanding or that vested during fiscal 2007.

Amounts shown under the heading “Value Realized on Exercise” represents the difference between the exercise price of the stock option shares and the sales price of the shares of our common stock. The value realized was determined without considering any taxes that may have been owed. The exercise price of each option was equal to the closing price of our common stock as reported by NASDAQ for the last market-trading day prior to the date of grant.

Option Exercises in Fiscal Year 2007

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Jen-Hsun Huang	210,000	$4,878,851
	210,000	4,780,277
	210,000	5,380,520
	210,000	7,461,200

Marvin D. Burkett	25,000	544,625
	25,000	568,765
	25,000	586,440
	325,000	10,307,603
	25,000	785,555
	25,000	836,940
	25,000	810,035
	84,384	—
	25,000	794,533
	25,000	733,043
	25,000	759,958
	25,000	682,118

David M. Shannon	18,000	—
	191,639	4,899,615

Ajay K. Puri	—	—

Employment, Severance and Change in Control Agreements

Employment Agreements.    Our executives are “at-will” employees and we do not have employment, severance or change in control agreements with our executive officers. However, the terms of Ajay K. Puri’s offer letter provided that he was entitled to accelerated vesting of the equivalent of one year’s vesting of his stock option grant of 300,000 shares of our common stock if his employment was involuntarily terminated as the result of an acquisition of NVIDIA within his first twelve months of employment. The terms of the offer letter expired in December 2006.

Change in Control Agreements.    Our 1998 Plan provides that if we sell all or substantially all of our assets, or we are involved in any merger or any consolidation in which we are not the surviving corporation, or if there is any other change in control, all outstanding awards held by all employees then providing services, including our executive officers, under the 1998 Plan will either (a) be assumed or substituted for by the surviving entity or (b) if not assumed or substituted, the vesting and exercisability of the awards will accelerate in full and the awards will terminate if they are not exercised prior to the closing of the change of control.

COMPENSATION COMMITTEE REPORT

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Compensation Committee of the Board of Directors oversees the compensation programs of NVIDIA on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement.

In reliance on the review and discussions referred to above, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K of NVIDIA for the year ended January 28, 2007 and in this proxy statement.

COMPENSATION COMMITTEE

Harvey C. Jones, Chairman
Tench Coxe*
James C. Gaither
William J. Miller*

*	As of March 1, 2007, Mr. Coxe no longer serves on the Compensation Committee. Mr. Miller replaced Mr. Coxe as a member of the Compensation Committee.

AUDIT COMMITTEE AND INDEPENDENT AUDITOR INFORMATION

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee operates under a written charter adopted by the Board of Directors in May 2000, as most recently amended and restated in April 2003. A copy of the Audit Committee Charter may be found on the Company’s website at www.nvidia.com under Corporate Governance in the Investor Relations section. During fiscal 2007, the members of the Audit Committee were William J. Miller, A. Brooke Seawell and Mark L. Perry. For fiscal 2008, the members of the Audit Committee are Mark L. Perry, Tench Coxe, and A. Brooke Seawell. Messrs. Coxe, Perry and Seawell meet the independence standards established by NASDAQ. Each of Messrs. Perry and Seawell is an audit committee financial expert as defined in the applicable rules and regulations promulgated pursuant to the Securities Exchange Act of 1934.

As is more fully described in its charter, the Audit Committee oversees accounting, financial reporting, internal control over financial reporting, financial practices and audit activities of NVIDIA and its subsidiaries. The Audit Committee reviews the results and scope of the audit and other services provided by the independent registered public accounting firm and reviews financial statements and the accounting policies followed by NVIDIA prior to the issuance of the financial statements with both management and the independent registered public accounting firm. During fiscal 2007, the Audit Committee also conducted an independent review of the Company’s historical stock option grant practices.

Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, or GAAP, the system of internal control over financial reporting, and the procedures designed to facilitate compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP, or PwC, the Company’s independent registered public accounting firm for fiscal 2007, was responsible for performing an independent audit of the consolidated financial statements in accordance with GAAP and issuing a report thereon and of its internal control over financial reporting as of January 28, 2007. Their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters are required to be disclosed to the Audit Committee under applicable accounting standards. It is the Audit Committee’s responsibility to oversee these processes. Also, the Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, terminate the independent registered public accounting firm, including the approval of audit fees and non-audit services provided by and fees paid to the independent registered pubic accounting firm.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm. It is not the duty of the Audit Committee to plan or conduct audits, to determine that the Company’s financial statements are complete and accurate and in accordance with GAAP, or to assess the Company’s internal control over financial reporting. The Audit Committee relies, without independent verification, on the information provided by NVIDIA and on the representations made by management that the financial statements have been prepared with integrity and objectivity, and the opinion of the independent registered public accounting firm that such financial statements have been prepared in conformity with GAAP.

In this context, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal 2007 and the Company’s internal control over financial reporting with management and PwC. Specifically, the Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as well as the auditors’ independence from management and NVIDIA, including the matters in the written disclosures and the letter from the independent registered public accounting firm received by the Audit Committee in accordance with the requirements of the Independence Standards Board Standard No. 1. The Audit Committee has also considered whether the provision of certain permitted non-audit services by PwC is compatible with PwC’s independence and discussed PwC’s independence with PwC.

Based on the Audit Committee’s review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K of NVIDIA for the fiscal year ended January 28, 2007.

AUDIT COMMITTEE

Mark L. Perry, Chairman
William J. Miller*
A. Brooke Seawell
Tench Coxe*

*	As of March 1, 2007, Mr. Miller no longer serves on the Audit Committee. Mr. Coxe replaced Mr. Miller as a member of the Audit Committee.

FEES BILLED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following is a summary of fees billed by PricewaterhouseCoopers LLP for fiscal 2006 and fiscal 2007 for audit, tax and other professional services during the fiscal year:

	Fiscal 2006	Fiscal 2007
AUDIT FEES (1)	$1,706,460	$4,101,751
AUDIT-RELATED FEES (2)	500,650	858,967
TAX FEES (3)	233,092	53,513
ALL OTHER FEES (4)	13,158	4,018

TOTAL FEES	$2,453,360	$5,018,249

All of the fiscal 2006 and fiscal 2007 fees described above were pre-approved by the Audit Committee or the Chairman of the Audit Committee through the authority granted to him by the Audit Committee which is described below.

(1)	Audit fees include fees for the audit of our consolidated financial statements, the audit of our internal control over financial reporting, as mandated by the Sarbanes Oxley Act of 2002, reviews of our quarterly financial statements, including our annual report, and includes fees for SEC registration statements and consents, and consultation on accounting standards or transactions. Audit fees for fiscal 2007 also include approximately $1.9 million of fees relating to the restatement of our historical financial statements as a result of the findings of the review of our historical stock option grant process as outlined in our amended Annual Report on Form 10-K for fiscal 2006 and our amended form 10-Q for the first quarter of fiscal 2007.

(2)	Audit-related fees for fiscal 2006 primarily consisted of fees for statutory audits. Audit-related fees for fiscal 2007 consisted of fees for acquisitions, implementation of SFAS No. 123(R), reviewing of the accounting for a licensing agreement, our stock option grant process review and other audit-related fees.

(3)	Tax services fees consist of tax compliance and consultation services.

(4)	All other fees consist of fees for products or services other than those included above.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for the pre-approval of all audit and permissible non-audit services rendered by our independent registered public accounting firm. The policy generally permits pre-approvals of specified permissible services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of our independent registered public accounting firm or on an individual case-by-case basis before the independent registered public accounting firm is engaged to provide each service. In some cases the full Audit Committee provides pre-approval for up to a year related to a particular defined task or scope. In other cases, the Audit Committee has delegated power to Mark L. Perry, the Chairman of the Audit Committee, to pre-approve additional non-audit services if the need for the service was unanticipated and approval is required prior to the next scheduled meeting of the Audit Committee. Mr. Perry then communicates such pre-approval to the full Audit Committee at its next meeting.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2008

The Audit Committee has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for our fiscal year ending January 27, 2008. Stockholder ratification of the Audit Committee’s selection of PwC is not required by our Bylaws or any other governing documents or laws. However, we are submitting the selection of PwC to our stockholders for ratification as a matter of good corporate practice. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the Audit Committee in its sole discretion may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if they determine that such a change would be in our best interests and those of our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PwC. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as votes against the proposal. Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether this Proposal has been approved.

We expect that a representative of PwC will attend the annual meeting. The PwC representative will have an opportunity to make a statement at the annual meeting if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 3.

Equity Compensation Plan Information

The number of shares issuable upon exercise of outstanding stock options, the weighted-average exercise price of the outstanding options, and the number of stock options remaining for future issuance for each of our equity compensation plans as of January 28, 2007 are summarized as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	64,160,536	$12.60	(3)	35,713,292
Equity compensation plans not approved by security holders (2)	9,834,126	$17.79	(3)	19,209,302

Total	73,994,662	$13.30	(3)	53,922,592

(1)	This row includes our 1998 Plan, 1998 Non-Employee Directors’ Stock Option Plan, and 1998 Employee Stock Purchase Plan.

(2)	This row includes our 2000 Nonstatutory Equity Incentive Plan, the PortalPlayer, Inc. 2004 Stock Incentive Plan and the PortalPlayer, Inc. 1999 Stock Option Plan.

(3)	Represents the weighted average exercise price of outstanding stock options only.

2000 Nonstatutory Equity Incentive Plan

General.    The 2000 Nonstatutory Equity Incentive Plan, or the 2000 Plan, provides for the grant of nonstatutory stock options to employees, directors, and consultants. As of January 28, 2007, under the 2000 Plan there were 27,952,045 shares of common stock authorized for issuance, of which 9,175,926 shares are subject to outstanding stock option grants and 18,776,119 shares are available for future grant and issuance. Under the terms of the 2000 Plan, the number of available shares may increase in the future as a result of cancellations or expirations of granted options or the repurchase of unvested restricted stock and stock bonuses. The 2000 Plan will expire upon the earlier of its termination by our Board or when there are no more shares available for issuance under the 2000 Plan. The Board delegated administration of the 2000 Plan to the Compensation Committee.

Terms of Stock Awards.    The terms and price of nonstatutory stock options, stock bonuses and rights to purchase restricted stock granted under the 2000 Plan are set forth in each optionee’s option agreement. The term of such nonstatutory stock options is either six or ten years. Grants made after May 8, 2003 generally have six year terms. Until February 10, 2004, options granted to new employees vested over a period of four years, with 25% of the shares vesting one year from the date of grant and the remaining 75% of the shares vesting quarterly over the next three years. During this same time period, stock options granted to existing employees generally would vest each quarter over a four-year period from the date of grant. Beginning on February 10, 2004, new employees’ initial options vest quarterly over a three-year period. Grants to existing employees in recognition of performance will also vest over a three-year period; however, the option will not begin vesting until the second anniversary of the date of grant, after which time the option will vest in quarterly increments over the remaining one-year period. In the future, stock options may have the same or different vesting terms. Generally, an option terminates three months after the termination of the optionee’s service to NVIDIA. If the termination is due to the optionee’s disability, the exercise period generally is extended to 12 months. If the termination is due to the optionee’s death or if the optionee dies within three months after his or her service terminates, the exercise period generally is extended to 18 months following death.

Termination of 2000 Plan.    If our stockholders adopt Proposal 2 and approve the 2007 Plan at our annual meeting, we will no longer issue option grants from the 2000 Plan.

PortalPlayer, Inc. 2004 Stock Incentive Plan

General.    We assumed the PortalPlayer, Inc. 2004 Stock Incentive Plan, or the 2004 Plan, and all related outstanding options in connection with our acquisition of PortalPlayer, Inc., or PortalPlayer, on January 5, 2007. The 2004 Plan was adopted by the PortalPlayer stockholders in 2004. As of January 28, 2007, 1,017,895 shares of NVIDIA common stock were available for issuance under the 2004 Plan, including 584,712 shares subject to outstanding awards and 433,183 shares available for future awards. Any shares subject to outstanding options under the PortalPlayer 1999 stock option plan that expire unexercised and any unvested shares that are forfeited as a result of failure to vest will return to the 2004 Plan and again be available for issuance under the 2004 Plan. The number of shares authorized for issuance under the 2004 Plan will be increased as a result of an “evergreen” provision on January 1 from 2007 through 2009 by 460,033 shares and on January 1 from 2010 through 2014 by 276,000 or a lesser number of shares determined by the Board.

Terms of Stock Awards.    Each option we assumed in connection with our acquisition of PortalPlayer has been converted into the right to purchase that number of shares of NVIDIA common stock determined by multiplying the number of shares of PortalPlayer common stock underlying such option by 0.3601 and then rounding down to the nearest whole number of shares. The exercise price per share for each assumed option has been similarly adjusted by dividing the exercise price by 0.3601 and then rounding up to the nearest whole cent. Vesting schedules and expiration dates for the assumed options did not change. Under the 2004 Plan, options generally vest as to 25% of the shares one year after the date of grant and as to 1/48th of the shares each month thereafter and expire ten years from the date of grant.

In accordance with applicable NASDAQ listing requirements, we may grant new stock awards under the 2004 Plan to our employees who were not employed by or providing services to us or any of our affiliates prior to January 5, 2007 (other than employees of PortalPlayer and its affiliates and subsidiaries).

Notwithstanding the foregoing, if our stockholders approve the 2007 Plan (as described in Proposal 2 beginning on page 8 of this proxy statement) the shares available for issuance under the 2004 Plan will become available for issuance under the 2007 Plan, no further awards will be granted under the 2007 Plan, and the “evergreen” provision will no longer be in effect.

Termination of 2004 Plan.    If our stockholders adopt Proposal 2 and approve the 2007 Plan at our annual meeting, we will not issue option grants from the 2004 Plan.

PortalPlayer, Inc. 1999 Stock Option Plan

General.    We assumed options issued under the PortalPlayer, Inc. 1999 Stock Option Plan, or the 1999 Plan, when we completed our acquisition of PortalPlayer on January 5, 2007. The 1999 Plan was terminated upon completion of PortalPlayer’s initial public offering of common stock in 2004. No shares of common stock are available for issuance under the 1999 Plan other than to satisfy exercises of currently outstanding stock options granted under the 1999 Plan prior to its termination. Any shares that become available for issuance as a result of expiration or cancellation of such options shall again be available for issuance under the 2004 Plan. However, if our stockholders approve the 2007 plan (as described in Proposal 2 beginning on page 8 of this proxy statement), any shares that would otherwise return to the 1999 Plan, will become available for issuance under the 2007 Plan.

Term of Stock Awards.    Each option we assumed in connection with our acquisition of PortalPlayer has been converted into the right to purchase that number of shares of NVIDIA common stock determined by multiplying the number of shares of PortalPlayer common stock underlying such option by 0.3601 and then rounding down to the nearest whole number of shares. The exercise price per share for each assumed option has been similarly adjusted by dividing the exercise price by 0.3601 and then rounding up to the nearest whole cent. Vesting schedules and expiration dates did not change.

The 1999 Plan permitted the Board to grant non-statutory options with an exercise price of as low as 85% of the fair market value of PortalPlayer’s common stock. Under the 1999 Plan, options generally vest as to 25% of the shares one year after the date of grant and as to 1/48th of the shares each month thereafter and expire ten years from the date of grant. However, PortalPlayer did not grant options at less than 100% of the fair market value of PortalPlayer’s common stock.

ADDITIONAL INFORMATION

TRANSACTIONS WITH RELATED PERSONS

We have entered into indemnity agreements with our executive officers and directors which provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, executive officer or other agent of NVIDIA, and otherwise to the fullest extent permitted under Delaware law and our Bylaws. We also intend to execute these agreements with our future executive officers and directors.

See the section above entitled Employment, Severance and Change in Control Agreements for a description of the terms of our 1998 Plan related to a change of control of NVIDIA.

REVIEW OF TRANSACTIONS WITH RELATED PERSONS

It is our policy that all employees, officers and directors must avoid any activity that is or has the appearance of conflicting with our interests. This policy is included in our Worldwide Code of Conduct and our Financial Team Code of Conduct. We conduct a review of all related party transactions for potential conflict of interest situations on an ongoing basis and all transactions involving executive officers or directors must be approved by the Audit Committee or another independent body of the Board. We did not conduct any transactions with related persons in fiscal 2007 that would require disclosure in this proxy statement or approval by the Audit Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership of our common stock and other equity securities with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended January 28, 2007, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with, except for one late Form 4 filing by each of Messrs. Burkett, Huang and Shannon reporting the stock option grants made to them in fiscal 2007 which were inadvertently filed one day late due to administrative error.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

David M. Shannon

Secretary

May 9, 2007

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 28, 2007 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS BEING FURNISHED TO STOCKHOLDERS CONCURRENTLY HEREWITH. STOCKHOLDER MAY SUBMIT A WRITTEN REQUEST FOR AN ADDITIONAL COPY OF THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 28, 2007 TO: INVESTOR RELATIONS, NVIDIA CORPORATION, 2701 SAN TOMAS EXPRESSWAY, SANTA CLARA, CALIFORNIA 95050. WE WILL ALSO FURNISH A COPY OF ANY EXHIBIT TO THE FORM 10-K FOR THE ANNUAL REPORT IF SPECIFICALLY REQUESTED IN WRITING.

NVIDIA and the NVIDIA logo are either registered trademarks or trademarks of NVIDIA Corporation in the United States and other countries. Other product and company names used in this publication are for identification purposes only and may be trademarks of their respective companies.

Annex A

NVIDIA CORPORATION

2007 EQUITY INCENTIVE PLAN

APPROVED BY THE COMPENSATION COMMITTEE: APRIL 24, 2007

SUBJECT TO APPROVAL BY THE STOCKHOLDERS: JUNE 21, 2007

TERMINATION DATE: APRIL 23, 2017

1.	GENERAL.

(a)    Successor and Continuation of Prior Plans.    The Plan is intended as the successor to and continuation of the NVIDIA Corporation 1998 Equity Incentive Plan (the “1998 Plan”), the NVIDIA Corporation 1998 Non-Employee Directors’ Stock Option Plan, the NVIDIA Corporation 2000 Nonstatutory Equity Incentive Plan, and the PortalPlayer, Inc. 2004 Stock Incentive Plan (together, the “Prior Plans”). Following the Effective Date, no additional stock awards shall be granted under any of the Prior Plans and all newly granted Stock Awards shall be subject to the terms of this Plan except as follows: from the Effective Date until September 30, 2007 (the “Transition Date”) (during which time the Company anticipates taking such steps as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or are employed outside the United States), the Company may grant stock awards subject to the terms of the 1998 Plan covering up to an aggregate of 100,000 shares of Common Stock to newly hired employees of the Company and its Affiliates who are foreign nationals or are employed outside the United States (such 100,000 share reserve, the “Foreign Transition Reserve”). On the Effective Date, all of the shares remaining available for issuance under the Prior Plans (such reserve, including the Foreign Transition Reserve and shares subject to issuance under outstanding options and other stock awards that were previously granted under the Prior Plans, the “Prior Plan Reserve”) shall become available for issuance under the Plan; provided, however, that the issuance of shares upon the exercise of options or the settlement of stock awards granted under the Prior Plans (including the issuance of shares upon the exercise or settlement of any awards granted following the Effective Date subject to the terms of the 1998 Plan from the Foreign Transition Reserve) shall occur from this Plan and shall reduce the number of shares of Common Stock available for issuance under this Plan as provided in Section 3 below. Any shares of Common Stock subject to outstanding options and stock awards granted under the Prior Plans that expire or terminate for any reason prior to exercise or settlement shall become available for issuance pursuant to Stock Awards granted hereunder in accordance with the provisions of Section 3(b) below. Except as expressly set forth in this Section 1(a), all options and stock awards granted under the Prior Plans shall remain subject to the terms of the Prior Plans with respect to which they were originally granted.

(b)    Eligible Award Recipients.    The persons eligible to receive Awards are Employees, Directors and Consultants.

(c)    Available Awards.    The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, (v) Stock Appreciation Rights, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.

(d)    Purpose.    The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(b), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate, and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.

2.	ADMINISTRATION.

(a)    Administration by Board.    The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b)    Powers of Board.    The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)    To determine from time to time (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type or combination of types of Award shall be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to a Stock Award; and (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii)    To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.

(iii)    To settle all controversies regarding the Plan and Awards granted under it.

(iv)    To accelerate the time at which a Stock Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

(v)    To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vi)    To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to bring the Plan or Stock Awards granted under the Plan into compliance therewith, subject to the limitations, if any, of applicable law. However, except as provided in Section 9(a) relating to Capitalization Adjustments, stockholder approval shall be required for any amendment of the Plan that either (i) materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to receive Awards under the Plan, (iii) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (iv) materially extends the term of the Plan, or (v) expands the types of Awards available for issuance under the Plan, but only to the extent required by applicable law or listing requirements. Except as provided above, rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.

(vii)    To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (i) Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (ii) Section 422 of the Code regarding Incentive Stock Options, or (iii) Rule 16b-3.

(viii)    To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, the rights under any Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without the affected Participant’s consent, the Board may amend the terms of any one or more Awards if necessary to maintain the qualified status of the Award as an Incentive Stock Option or to bring the Award into compliance with Section 409A of the Code and the related guidance thereunder.

(ix)    Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x)    To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.

(c)    Delegation to Committee.

(i)    General.    The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)    Section 162(m) and Rule 16b-3 Compliance.    In the sole discretion of the Board, the Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. In addition, the Board or the Committee, in its sole discretion, may (A) delegate to a Committee who need not be Outside Directors the authority to grant Awards to eligible persons who are either (I) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award, or (II) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, and/or (B) delegate to a Committee who need not be Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d)    Delegation to Officers.    The Board may delegate to one or more of the chief executive officer, the chief financial officer, or the general counsel of the Company the authority to do one or both of the following (i) designate Employees to be recipients of Options (and, to the extent permitted by applicable law, other Stock Awards) and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such chief executive officer, chief financial officer, or general counsel and that such chief executive officer, chief financial officer, or general counsel may not grant a Stock Award to himself or herself. Notwithstanding anything to the contrary in this Section 2(d), the Board may not delegate to the chief executive officer, chief financial officer, or general counsel the authority to determine the Fair Market Value of the Common Stock pursuant to Section 13(v)(iii) below.

(e)    Effect of Board’s Decision.    All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(f)    Cancellation and Re-Grant of Stock Awards.    Neither the Board nor any Committee shall have the authority to: (i) reduce the exercise, strike or purchase price of any outstanding Stock Awards under the Plan, or (ii) cancel and re-grant any outstanding Stock Awards under the Plan that has the effect of reducing the exercise, strike or purchase price of any outstanding Stock Award under the Plan, in either case, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event.

3.	SHARES SUBJECT TO THE PLAN.

(a)    Share Reserve.    Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock of the Company that may be issued pursuant to Stock Awards after the Effective Date shall not exceed one hundred one million, eight hundred forty-five thousand, one hundred seventy-seven (101,845,177) shares (the “2007 Plan Reserve”). Such maximum number of shares reserved for issuance consists of (i) all of the shares remaining available for issuance under the Prior Plans (including shares subject to issuance under outstanding stock awards previously granted under the Prior Plans) and (ii) a number of shares, to be determined as of the date this 2007 Plan is approved by the stockholders, that when added to the number of shares then remaining available for issuance under the Prior Plans, results in a total reserve of 101,845,177 shares.

(b)    Reversion of Shares to the Share Reserve.

(i)    Shares Available For Subsequent Issuance.    If any (x) Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, (y) shares of Common Stock issued to a Participant pursuant to a Stock Award are forfeited to or repurchased by the Company at their original exercise or purchase price pursuant to the Company’s reacquisition or repurchase rights under the Plan, including any forfeiture or repurchase caused by the failure to meet a contingency or condition required for the vesting of such shares, or (z) Stock Award is settled in cash, then the shares of Common Stock not issued under such Stock Award, or forfeited to or repurchased by the Company, shall revert to and again become available for issuance under the Plan.

(ii)    Shares Not Available for Subsequent Issuance.    If any shares subject to a Stock Award are not delivered to a Participant because the Stock Award is exercised through a reduction of shares subject to the Stock Award (i.e., “net exercised”) or an appreciation distribution in respect of a Stock Appreciation Right is paid in shares of Common Stock, the number of shares subject to the Stock Award that are not delivered to the Participant shall not remain available for subsequent issuance under the Plan. If any shares subject to a Stock Award are not delivered to a Participant because such shares are withheld in satisfaction of the withholding of taxes incurred in connection with the exercise of an Option, Stock Appreciation Right, or the issuance of shares under a Restricted Stock Award or Restricted Stock Unit Award pursuant to Section 8(g), the number of shares that are not delivered to the Participant shall not remain available for subsequent issuance under the Plan. If the exercise price of any Stock Award is satisfied by tendering shares of Common Stock held by the Participant (either by actual delivery or attestation), then the number of shares so tendered shall not remain available for subsequent issuance under the Plan.

(c)    Incentive Stock Option Limit.    Notwithstanding anything to the contrary in this Section 3(c), subject to the provisions of Section 9(a) relating to Capitalization Adjustments the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options under the Plan (including Incentive Stock Options granted under the Prior Plans) shall be one hundred one million, eight hundred forty-five thousand, one hundred seventy-seven (101,845,177) shares of Common Stock.

(d)    Section 162(m) Limitation on Annual Grants.    Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Employee shall be eligible to be granted during any calendar year Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value of the Common Stock on the date the Stock Award is granted covering more than two million (2,000,000) shares of Common Stock.

(e)    Full Value Awards.    In general, with respect to Restricted Stock Awards, Restricted Stock Unit Awards, Performance Stock Awards, Performance Cash Awards that are settled in Common Stock, and Other Stock Awards (“Full Value Awards”), the vesting period, together with the holding period after issuance, of such Full Value Awards shall be not less than three (3) years (or one (1) year, in the case of Full Value Awards that are granted or vest upon the achievement of pre-determined performance criteria); provided, however, that the lapsing of such periods may be accelerated in connection with a Corporate Transaction and/or Change in Control. Full Value Awards that do not meet these guidelines shall be limited to five (5%) percent of the 2007 Plan Reserve.

(f)    Source of Shares.    The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4.	ELIGIBILITY.

(a)    Eligibility for Specific Stock Awards.    Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b)    Ten Percent Stockholders.    A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c)    Consultants.    A Consultant shall be eligible for the grant of a Stock Award only if, at the time of grant, a Form S-8 Registration Statement under the Securities Act or a successor or similar form under the Securities Act (“Form S-8”) is available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is a natural person, or because of any other rule governing the use of Form S-8.

5.	OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions:

(a)    Term.    Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Option Agreement (the “Expiration Date”).

(b)    Exercise Price.    Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, and notwithstanding anything in the Option Agreement to the contrary, the exercise price of each Option shall not be less than the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than the Fair Market Value of the Common Stock subject to the Option if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Sections 409A and 424(a) of the Code (whether or not such options are Incentive Stock Options).

(c)    Consideration.    The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 5(c) are:

(i)    by cash, check, bank draft or money order payable to the Company;

(ii)    pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii)    by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv)    by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) shares are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(v)    in any other form of legal consideration that may be acceptable to the Board.

(d)    Transferability of Options.    The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine. If the Board determines that an Option shall be transferable, the Option shall contain such additional terms and conditions as the Board deems appropriate. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

(i)    Restrictions on Transfer.    No ISO granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Nonqualified Stock Options shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder; provided, however, that the Board may, in its sole discretion, permit transfer of the Option in a manner consistent with applicable tax and securities laws upon the Optionholder’s request.

(ii)    Domestic Relations Orders.    Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order, provided, however, that an Incentive Stock Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii)    Beneficiary Designation.    Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect Option exercises, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option. In the absence of such a designation, the executor or administrator of the Optionholder’s estate shall be entitled to exercise the Option.

(e)    Vesting of Options Generally.    The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary; provided, however, that in all cases, in the event that an Optionholder’s Continuous Service terminates as a result of his or her death, then the Option shall become fully vested and exercisable as of the date of termination of Continuous Service. The provisions of this Section 5(e) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(f)    Termination of Continuous Service.    Except as otherwise provided in the applicable Option Agreement or other agreement between the Optionholder and the Company, in the event that an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date ninety (90) days following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(g)    Extension of Termination Date.    If the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would either (i) be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, or (ii) subject the Optionholder to short-swing liability under Section 16(b) of the Exchange Act, then the Option shall terminate on the earlier of (A) the expiration of a period of ninety (90) days after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements and would not subject the Optionholder to short-swing liability under Section 16(b) of the Exchange Act, or (B) the expiration of the term of the Option as set forth in the Option Agreement.

(h)    Disability of Optionholder.    In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(i)    Death of Optionholder.    In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death (which termination event shall give rise to acceleration of vesting as described in Section 5(e) above), or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death (which event shall not give rise to acceleration of vesting as described in Section 5(e) above), then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death, but only within the period ending on the earlier of (A) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (B) the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(j)    Non-Exempt Employees.    No Option granted to an Employee that is a non-exempt employee for purposes of the Fair Labor Standards Act shall be first exercisable for any shares of Common Stock until at least six (6) months following the date of grant of the Option. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.

6.	PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

(a)    Restricted Stock Awards. Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical, provided, however, that each Restricted Stock Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)    Consideration.    A Restricted Stock Award may be awarded in consideration for (A) past or future services rendered to the Company or an Affiliate, or (B) any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii)    Vesting.    Shares of Common Stock awarded under a Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board; provided, however, that in all cases, in the event a Participant’s Continuous Service terminates as a result of his or her death, then the Restricted Stock Award shall become fully vested as of the date of termination of Continuous Service.

(iii)    Termination of Participant’s Continuous Service.    In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv)    Transferability.    Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(b)    Restricted Stock Unit Awards.    Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical, provided, however, that each Restricted Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)    Consideration.    At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii)    Vesting.    At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate; provided, however, that in all cases, in the event a Participant’s Continuous Service terminates as a result of his or her death, then the Restricted Stock Unit Award shall become fully vested as of the date of termination of Continuous Service.

(iii)    Payment.    A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv)    Additional Restrictions.    At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v)    Termination of Participant’s Continuous Service.    Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(vi)    Compliance with Section 409A of the Code.    Notwithstanding anything to the contrary set forth herein, any Restricted Stock Unit Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Restricted Stock Unit Award will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Restricted Stock Unit Award Agreement evidencing such Restricted Stock Unit Award. For example, such restrictions may include, without limitation, a requirement that any Common Stock that is to be issued in a year following the year in which the Restricted Stock Unit Award vests must be issued in accordance with a fixed pre-determined schedule.

(c)    Stock Appreciation Rights.    Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Stock Appreciation Rights may be granted as stand-alone Stock Awards or in tandem with other Stock Awards. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)    Term.    No Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Stock Appreciation Right Agreement.

(ii)    Strike Price.    Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. Notwithstanding anything in the applicable Stock Award Agreement to the contrary, the strike price of each Stock Appreciation Right shall not be less than the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.

(iii)    Calculation of Appreciation.    The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of share of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that is determined by the Board on the date of grant of the Stock Appreciation Right.

(iv)    Vesting.    At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate; provided, however, that in all cases, in the event a Participant’s Continuous Service terminates as a result of his or her death, then the Stock Appreciation Right shall become fully vested as of the date of termination of Continuous Service.

(v)    Exercise.    To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vi)    Payment.    The appreciation distribution in respect of a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and set forth in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vii)    Termination of Continuous Service.    In the event that a Participant’s Continuous Service terminates, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (A) the date ninety (90) days following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (B) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination of

Continuous Service, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(viii)    Extension of Termination Date.    If the exercise of the Stock Appreciation Right following the termination of the Participant’s Continuous Service would either (A) be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, or (B) subject the Participant to short-swing liability under Section 16(b) of the Exchange Act, then the Stock Appreciation Right shall terminate on the earlier of (x) the expiration of a period of ninety (90) days after the termination of the Participant’s Continuous Service during which the exercise of the Stock Appreciation Right would not be in violation of such registration requirements and would not subject the Participant to short-swing liability under Section 16(b) of the Exchange Act, or (y) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement.

(ix)    Compliance with Section 409A of the Code.    Notwithstanding anything to the contrary set forth herein, any Stock Appreciation Rights granted under the Plan that are not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Stock Appreciation Rights will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right. For example, such restrictions may include, without limitation, a requirement that a Stock Appreciation Right that is to be paid wholly or partly in cash must be exercised and paid in accordance with a fixed pre-determined schedule.

(d)    Performance Awards.

(i)    Performance Stock Awards.    A Performance Stock Award is either a Restricted Stock Award or Restricted Stock Unit Award that may be granted or may vest based upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. In the event a Participant’s Continuous Service terminates as a result of his or her death, then the Performance Stock Award shall be deemed to have been earned at the target level of performance, shall be fully vested, and shall be issued promptly following the date of death. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. The maximum benefit that may be granted in a calendar year to a Participant pursuant to this Section 6(d)(i) shall not exceed the value of two million (2,000,000) shares of Common Stock. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(ii)    Performance Cash Awards.    A Performance Cash Award is a cash award granted pursuant to this Section 6(d)(ii) that is paid upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. The maximum Performance Cash Award that may be granted to a Participant in a calendar year and made subject to the future attainment of one or more Performance Goals shall not exceed six million dollars ($6,000,000). The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Cash Award to be deferred to a specified date or event. The Committee may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that Common Stock authorized under this Plan may be used in payment of

Performance Cash Awards, including additional shares in excess of the Performance Cash Award as an inducement to hold shares of Common Stock.

(e)    Other Stock Awards.    Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards; provided, however, that in all cases, in the event a Participant’s Continuous Service terminates as a result of his or her death, then any Other Stock Awards held by such Participant shall become fully vested as of the date of termination of Continuous Service.

7.	COVENANTS OF THE COMPANY.

(a)    Availability of Shares.    During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

(b)    Securities Law Compliance.    The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant shall not be eligible for the grant of a Stock Award or the subsequent issuance of Common Stock pursuant to the Stock Award if such grant or issuance would be in violation of any applicable securities laws.

(c)    No Obligation to Notify.    The Company shall have no duty or obligation to any holder of a Stock Award to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8.	MISCELLANEOUS.

(a)    Use of Proceeds.    Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

(b)    Corporate Action Constituting Grant of Stock Awards.    Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant. If the Board determines that the terms of a Stock Award do not reflect the appropriate exercise, strike or purchase price on the appropriate date of grant in accordance with the requirements of the Plan, the terms of the Stock Award shall be automatically corrected to reflect the appropriate price or other terms provided for under the Plan, as determined by the Board, without the need for consent of the Participant; provided, however, that no such correction shall result in a direct or indirect reduction in the exercise price or strike price of the Stock Award.

(c)    Stockholder Rights.    No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such

Participant has exercised the Stock Award pursuant to its terms and the Participant shall not be deemed to be a stockholder of record until the issuance of the Common Stock pursuant to such exercise has been entered into the books and records of the Company.

(d)    No Employment or Other Service Rights.    Nothing in the Plan, any Stock Award Agreement or other instrument executed thereunder or in connection with any Award granted pursuant to the Plan shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e)    Incentive Stock Option $100,000 Limitation.    To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s) or any Board or Committee resolutions related thereto.

(f)    Investment Assurances.    The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(g)    Withholding Obligations.    Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Stock Award Agreement.

(h)    Electronic Delivery.    Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

(i)    Deferrals.    To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee. The Board is authorized to make deferrals of Stock Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of employment or retirement, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(j)    Compliance with 409A.    To the extent that the Board determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent permitted by applicable law, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Board determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the payment of benefits under such Award shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Code; provided, however, that if the payment of benefits pursuant to such accelerated schedule would still be subject to Section 409A(a)(1) of the Code, the payment of such benefits shall not be so accelerated and shall instead be delayed to the first possible payment date after the intended payment date so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code, so long as no such adjustments shall result in payments under the Award being subject to Section 409A(a)(1) of the Code. In addition, to the greatest extent permitted by applicable law, the Board may adopt such amendments to the Plan and the applicable Award Agreement (including but not limited to increasing the exercise price of an Award to the extent required for the avoidance of the tax consequences set forth in Section 409A(a)(1)) or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (i) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

9.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; CORPORATE TRANSACTIONS.

(a)    Capitalization Adjustments.    In the event of a Capitalization Adjustment, the Board, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, shall adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a); (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c), and (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 3(d) and 6(d)(i), and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b)    Dissolution or Liquidation.    Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, and upon ten (10) days prior written notice, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights may be repurchased by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)    Corporate Transaction.

(i)    Stock Awards May Be Assumed.    Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award.

(ii)    Stock Awards Not Assumed Held by Current Participants.    Except as otherwise stated in the Stock Award Agreement (including an option and stock award agreement subject to the terms of the Prior Plans, which terms remain applicable as to outstanding options and stock awards thereunder), in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue any or all outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five business (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).

(iii)    Stock Awards Not Assumed Held by Persons other than Current Participants.    Except as otherwise stated in the Stock Award Agreement (including an option and stock award agreement subject to the terms of the Prior Plans, which terms remain applicable as to outstanding options and stock awards thereunder), in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue any or all outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase), upon advance written notice by the Company of at least five (5) business days to the holders of such Stock Awards, shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(d)    Change in Control.

(i)    Stock Awards May Be Assumed.    Except as otherwise stated in the Stock Award Agreement, in the event of a Change in Control, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Change in Control), and any reacquisition or repurchase rights held by the

Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Change in Control. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award.

(ii)    Stock Awards Not Assumed Held by Current Participants.    Except as otherwise stated in the Stock Award Agreement (including an option and stock award agreement subject to the terms of the Prior Plans, which terms remain applicable as to outstanding options and stock awards thereunder), in the event of a Change in Control in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue any or all outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Change in Control) be accelerated in full to a date prior to the effective time of such Change in Control as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five business (5) days prior to the effective time of the Change in Control), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Change in Control, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Change in Control).

(iii)    Stock Awards Not Assumed Held by Persons other than Current Participants.    Except as otherwise stated in the Stock Award Agreement (including an option and stock award agreement subject to the terms of the Prior Plans, which terms remain applicable as to outstanding options and stock awards thereunder), in the event of a Change in Control in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue any or all outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase), upon advance written notice by the Company of at least five (5) business days to the holders of such Stock Awards, shall terminate if not exercised (if applicable) prior to the effective time of the Change in Control; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Change in Control.

(iv)    Additional Provisions.    A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant. A Stock Award may vest as to all or any portion of the shares subject to the Stock Award (i) immediately upon the occurrence of a Change in Control, whether or not such Stock Award is assumed, continued, or substituted by a surviving or acquiring entity in the Change in Control, and/or (ii) in the event a Participant’s Continuous Service is terminated, actually or constructively, within a designated period following the occurrence of a Change in Control.

10.	TERMINATION OR SUSPENSION OF THE PLAN.

(a)    Plan Term.    Unless sooner terminated by the Board pursuant to Section 2, the Plan shall automatically terminate on the day before the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board or a duly authorized Committee, or (ii) the date the Plan is approved by the stockholders of the Company. The Board may suspend the Plan at anytime. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)    No Impairment of Rights.    Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

11.	EFFECTIVE DATE OF PLAN.

This Plan shall become effective on the Effective Date.

12.	CHOICE OF LAW.

The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

13.	DEFINITIONS.

As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a)    “Affiliate” means, at the time of determination, any “parent” or “subsidiary” as such terms are defined in Rule 405 of the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b)    “Award” means a Stock Award or a Performance Cash Award.

(c)    “Board” means the Board of Directors of the Company.

(d)    “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company. Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.

(e)    “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)    any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)    there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)    there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv)    individuals who, on the date this Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

For avoidance of doubt, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(f)    “Code” means the Internal Revenue Code of 1986, as amended.

(g)    “Committee” means a committee of one (1) or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(h)    “Common Stock” means the common stock of the Company.

(i)    “Company” means NVIDIA Corporation, a Delaware corporation.

(j)    “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(k)    “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service; provided, however, if the Entity for which a Participant is rendering services ceases to qualify as an “Affiliate” as determined by the Board in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of: (i) any leave of absence approved by the Board of the chief executive officer of the Company, including sick leave, military leave or any other personal leave; or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, and except as otherwise required by applicable law or as otherwise determined by the Committee, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only on those days on which the Participant is using Company-paid vacation time and floating holidays and for the first ninety (90) days of leave during which the Participant is not being paid through such vacation time and floating holidays.

(l)    “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)    a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii)    a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii)    the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)    the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(m)    “Covered Employee” shall have the meaning provided in Section 162(m)(3) of the Code and the regulations promulgated thereunder.

(n)     “Director” means a member of the Board.

(o)    “Directors’ Plan” means the Company’s 1998 Non-Employee Directors’ Stock Option Plan.

(p)    “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Section 22(e)(3) and 409A(a)(2)(c)(i) of the Code.

(q)    “Effective Date” means the effective date of this Plan document, which is the date of the 2007 Annual Meeting of Stockholders of the Company provided this Plan is approved by the Company’s stockholders at such meeting.

(r)    “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(s)    “Entity” means a corporation, partnership, limited liability company or other entity.

(t)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u)    “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date as set forth in Section 11, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(v)    “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)    If the Common Stock is listed on any established stock exchange including the Nasdaq Global Select Market or the Nasdaq Global Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange (or the exchange with the greatest volume of trading in the Common Stock) on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price (or closing bid if no sales were reported) for the Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.

(ii)    If the Common Stock is listed or traded on the Nasdaq Capital Market, the Fair Market Value of a share of Common Stock shall be the mean between the bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price (or closing bid if no sales were reported) for the Common Stock on the date of determination, then the Fair Market Value shall be the mean between the bid and asked prices for the Common Stock on the last preceding date for which such quotation exists.

(iii)    In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith and in accordance with Section 409A of the Code.

(w)    “Incentive Stock Option” means an Option which qualifies as an “incentive stock option” within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(x)    “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(y)    “Nonstatutory Stock Option” means an Option that does not qualify as an Incentive Stock Option.

(z)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa)    “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(bb)    “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(cc)    “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(dd)    “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).

(ee)    “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ff)    “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(gg)    “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(hh)    “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(ii)    “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(d)(ii).

(jj)    “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, on a U.S. generally accepted accounting standards or non- generally accepted accounting standards basis, the following: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) total stockholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net income (after exclusion of extraordinary items as determined in the discretion of the Board); (xii) net operating income; (xiii) net operating income after tax; (xiv) pre- and after-tax income; (xv) pre-tax profit; (xvi) operating cash flow; (xvii) sales or revenue targets; (xviii) orders and revenue; (xix) increases in revenue or product revenue; (xx) expenses and cost reduction goals; (xxi) improvement in or attainment of expense levels; (xxii) improvement in or attainment of working capital levels; (xxiii) economic value added (or an equivalent metric); (xxiv) market share; (xxv) cash flow; (xxvi) cash flow per share; (xxvii) share price performance; (xxviii) debt reduction; (xxix) implementation or completion of projects or processes; (xxx) customer satisfaction; (xxxi) stockholders’ equity; (xxxii) quality measures; and (xxxiii) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board. As determined by the Board, any of the Performance Criteria may be absolute as to the Company or relative to a peer group and any of the Performance Criteria may be measured on the corporate level or on a business group or division level. All Performance Criteria may be subject to an adjustment for a one-time accounting charge. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award. The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for such Performance Period.

(kk)    “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. At the time of the grant of any Award, the Board is authorized to determine whether, when calculating the attainment of Performance Goals for a Performance Period: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals.

(ll)    “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(mm)    “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(d)(i).

(nn)    “Plan” means this NVIDIA Corporation 2007 Equity Incentive Plan.

(oo)    “Prior Plans” means the Company’s 1998 Equity Incentive Plan and 2000 Nonstatutory Equity Incentive Plan as in effect immediately prior to the Effective Date.

(pp)    “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

(qq)    “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(rr)    “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

(ss)    “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(tt)    “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(uu)    “Securities Act” means the Securities Act of 1933, as amended.

(vv)    “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 6(c).

(ww)    “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(xx)    “Stock Award” means any right to receive Common Stock granted under the Plan, including an Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award, or any Other Stock Award.

(yy)    “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(zz)    “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) .

(aaa)    “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

Directions to Our Headquarters - Building E

FROM HIGHWAY 101

Take the San Tomas/Montague Exit

Follow the sign to San Tomas Expressway

Stay on San Tomas for less than a mile to Walsh Avenue

Turn left onto Walsh Avenue

Continue on Walsh Avenue to the stoplight at Scott Boulevard

Turn left onto Scott Boulevard

2800 Scott Boulevard is the first office building on the left

Turn left into 2800 Scott Boulevard

FROM INTERSTATE 280

Take the Saratoga Ave/Saratoga Exit towards Santa Clara

Stay on Saratoga Avenue for about 1 mile

Turn left onto San Tomas Expressway and drive for approximately 3 miles to Walsh Avenue

Turn right onto Walsh Avenue

Continue on Walsh Avenue to the stoplight at Scott Boulevard

Turn left onto Scott Boulevard

2800 Scott Boulevard is the first office building on the left

Turn left into 2800 Scott Boulevard

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR DIRECTOR LISTED BELOW A VOTE “FOR” PROPOSAL 2 AND A VOTE “FOR” PROPOSAL 3.

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

1. To elect three directors to hold office until the 2010 Annual Meeting of Stockholders.

Nominees:     (01) James C. Gaither     (02) Jen-Hsun Huang     (03) A. Brooke Seawell

FOR all nominees listed above (except as marked to the contrary below)

WITHHOLD authority to vote for all nominees listed above

To withhold authority to vote for any nominee write such nominee’s name below:

2. To approve the NVIDIA Corporation 2007 Equity Incentive Plan.

3. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 27, 2008.

FOR     AGAINST     ABSTAIN

FOR     AGAINST     ABSTAIN

OTHER MATTERS: The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in this proxy card to vote on such matters, in accordance with their best judgment.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Signature     Signature     Date

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign stating title. If signer is a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET     http://www.proxyvoting.com/nvda

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE    1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

NVIDIA CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 21, 2007

The undersigned hereby appoints Jen-Hsun Huang and Marvin D. Burkett and each of them, as proxies and attorneys-in-fact, with full power of substitution, and hereby authorizes them to vote all of the shares of stock of NVIDIA Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of NVIDIA Corporation to be held on Thursday, June 21, 2007 at 10:00 a.m. (local time) at Building E of the offices of NVIDIA Corporation located at 2800 Scott Boulevard, Santa Clara, California 95050, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the Annual Meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2, AND FOR PROPOSAL 3 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be marked, dated and signed on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your NVIDIA Corporation account online.

Access your NVIDIA Corporation stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for NVIDIA Corporation, now makes it easy and convenient to get current information on your shareholder account.

View account status

View certificate history

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Make address changes

Obtain a duplicate 1099 tax form

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